SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SunCoke Energy, Inc.

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March 22, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of SunCoke Energy, Inc., on Thursday, May 4, 2017 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563.

The following pages contain our notice of annual meeting and proxy statement. Please review this material for information concerning the business to be conducted at the 2017 Annual Meeting, including the nominees for election as directors.

As we have in the past, we are furnishing our proxy statement and other proxy materials to our stockholders over the Internet and mailing paper copies to stockholders who have requested them. For further details, please refer to the section entitled About the Annual Meeting beginning on page 1 of the proxy statement.

Whether or not you plan to attend the 2017 Annual Meeting, it is important that your shares be represented. Please vote via telephone, the Internet, proxy card, or voter instruction form.

Thank you for your continued support of SunCoke Energy.

Sincerely,

Frederick A. Henderson

Chairman, President and Chief Executive Officer

SunCoke Energy, Inc. | 1011 Warrenville Road | Suite 600 | Lisle, Illinois 60532 | tel (630) 824-1000 www.suncoke.com

Notice of Annual Meeting of Stockholders

to be held on May 4, 2017

The 2017 Annual Meeting of Stockholders of SunCoke Energy, Inc. will be held on Thursday, May 4, 2017 at 9:00 a.m., local time, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, for the following purposes:

1.	To elect two directors, Peter B. Hamilton and James E. Sweetnam, to the class of directors whose term expires in 2020;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4.	To transact such other business as may properly come before the 2017 Annual Meeting or any adjournment or postponement thereof.

You may vote at the 2017 Annual Meeting if you were a stockholder of record at the close of business on March 8, 2017. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the 2017 Annual Meeting in person. Most stockholders have three options for submitting their vote: (1) via telephone, (2) over the Internet, or (3) by mail. You may still vote in person if you attend the 2017 Annual Meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of the proxy statement.

If your shares are held in “street name” in a stock brokerage account, or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the 2017 Annual Meeting. If you do not instruct your broker on how to vote in the election of directors and on executive compensation, your shares will not be voted on these matters.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our stockholders is March 22, 2017, and the attached proxy statement, together with our 2016 Annual Report on Form 10-K, will be made available to our stockholders on that same date. We also will begin mailing paper copies of our proxy statement and other proxy materials to stockholders who have requested them on or about that date.

By order of the Board of Directors,

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and Corporate Secretary

March 22, 2017

i

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	60

OTHER INFORMATION	61
Equity Compensation Plan Information	61
Section 16(a) Beneficial Ownership Reporting Compliance	61
Future Stockholder Proposals	61
Solicitation of Proxies	62

ii

ABOUT THE ANNUAL MEETING

References to “the Company”, “SunCoke Energy”, “SunCoke”, “we”, “us” and “our” in this proxy statement mean SunCoke Energy, Inc.

Who is soliciting my vote?

The Board of Directors of SunCoke Energy, Inc. is soliciting your vote at the 2017 Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy statement and other proxy materials to stockholders on the Internet rather than mailing paper copies to each stockholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, in the mail, you will not receive a paper copy of these materials unless you have requested to receive paper copies. All stockholders have the ability to access our proxy statement and other proxy materials. Instructions on how to do so, or to request a printed copy, may be found on the Notice of Internet Availability. In addition, stockholders may request to receive these materials in printed form by mail on an ongoing basis. The Notice of Internet Availability also will instruct you on how you may vote your shares and how you may vote over the Internet. Note that if you are a participant in the SunCoke 401(k) Plan and have shares of our common stock allocated to your Plan account, you have the right to direct the Plan trustee regarding how to vote those shares. You automatically received a paper copy of these materials in the mail.

What am I voting on?

You are voting on:

•	Proposal 1: Election of Peter B. Hamilton and James E. Sweetnam to the class of directors whose term expires in 2020 (see pages 5 through 7);

•	Proposal 2: Non-binding advisory vote to approve the compensation of our named executive officers (see pages 52 and 53)

•

Proposal 3: Ratification of the of the Audit Committee’s appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (see page 60); and

•	Any other business properly coming before the meeting.

How does the Board of Directors recommend that I vote my shares?

The Board of Directors’ recommendations can be found with the description of each Proposal in this proxy statement. In summary, the Board of Directors recommends that you vote:

•	Proposal 1: “FOR” the election of each of the two nominees for director;

•	Proposal 2: “FOR” the non-binding advisory vote to approve the compensation of our named executive officers; and

•	Proposal 3: “FOR” the ratification of the Audit Committee’s appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Who is entitled to vote?

Only stockholders of record at the close of business on March 8, 2017 are entitled to vote at the 2017 Annual Meeting. As of that date, there were 64,306,051 shares of our common stock outstanding. Each share of common stock is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2017 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by telephone, internet or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 8, 2017 must be present in person or by proxy at the meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions will be counted as shares present to determine whether a quorum exists to hold the 2017 Annual Meeting. Broker non-votes will not be counted for quorum purposes.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers do not have the discretion to vote such shares on non-routine matters, such as Proposals 1 and 2. Broker non-votes occur when shares held by a broker nominee for a beneficial owner are not voted on a proposal because the broker nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Therefore, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on Proposals 1 and 2, your broker will not be able to vote your shares on these proposals. We urge you to provide instructions to your broker so that your votes may be counted on these important matters.

How are votes counted? How many votes are needed to approve each of the proposals?

For Proposal 1, you may vote “FOR,” “AGAINST,” or “ABSTAIN” for each director-nominee. The affirmative vote of a majority of the votes cast for the election of directors at the 2017 Annual Meeting is required to elect a nominee as a director. Abstentions and broker non-votes are not counted as a vote cast either “FOR” or “AGAINST” a nominee. Our By-laws set forth the procedures if a nominee does not receive at least a majority of votes cast at a meeting for election of directors where a quorum is present. In an uncontested election, any incumbent nominee for director who does not receive at least a majority of the votes cast must submit his or her resignation. The Governance Committee will evaluate the tendered resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation and publicly disclose its decision within ninety (90) days after the certification of the election results. If the incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting, or until his or her successor is duly elected and qualified. If the director’s resignation is accepted by the Board, the Board may fill the resulting vacancy in accordance with the applicable procedures set forth in the By-laws.

For Proposals 2 and 3, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. For Proposals 2 and 3, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on these proposals at the 2017 Annual Meeting is required to approve the proposals. Abstentions will have the effect of a vote “AGAINST” these proposals. In order to be adopted, Proposals 2 and 3 each must receive more than fifty percent (50%) of the shares present in person or represented by a proxy at the meeting and entitled to vote at the meeting. Broker non-votes will have no effect on the outcome of any of the matters to be voted on in Proposals 2 and 3.

How do I vote?

You can vote either in person at the 2017 Annual Meeting or by proxy without attending the meeting. Most stockholders have three options for submitting their votes:

(1)

via telephone, using the toll-free number listed on your proxy card (if you are a stockholder of record) or voting instruction form (if your shares are held by a broker, financial institution, or other nominee);

(2)	over the Internet, at the address provided on the Notice of Internet Availability or on your proxy card or voting instruction form; or

(3)

by marking, signing, dating and mailing your proxy card or voting instruction form and returning it in the envelope provided. If you return your signed proxy card or voting instruction form but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote.

If you are the registered stockholder (that is, if you hold your stock in your name), you can vote via telephone or over the Internet by following the instructions provided on the Notice of Internet Availability or on your proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, financial institution, or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your voting instruction form to determine whether you will be able to vote via the telephone or over the Internet.

The deadline for voting via the telephone or over the Internet for the 2017 Annual Meeting is 11:59 p.m. Eastern Time, May 3, 2017.

Even if you plan to attend the 2017 Annual Meeting, we encourage you to vote your shares by proxy. If your shares are held in “street name,” you must request a legal proxy from your broker, financial institution or other nominee and bring that proxy to the meeting to vote in person at the meeting.

Can I change or revoke my vote?

Yes. You can change or revoke your vote at any time before the polls close at the 2017 Annual Meeting by:

(1)	re-voting via telephone or over the internet (only your latest telephone or internet vote will be counted),

(2)	signing and dating a new proxy card and submitting it (only your latest proxy card will be counted),

(3)	if you are a registered stockholder, delivering timely notice of revocation to the Corporate Secretary, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, or

(4)	attending the 2017 Annual Meeting and voting in person.

If your shares are held in “street name,” please contact your broker, financial institution or other nominee and comply with the broker’s, financial institution’s or other nominee’s procedures if you want to change or revoke your previous voting instructions. Attending the 2017 Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Who counts the votes?

We have retained Broadridge Financial Solutions, Inc. to act as independent inspector of election and as proxy vote tabulator. Broadridge will determine whether or not a quorum is present, will count the shares voted (including shares voted during the Annual Meeting) and will certify the election results.

Can other matters be decided at the 2017 Annual Meeting?

We are not aware of any other matters that will be considered at the 2017 Annual Meeting. If any other matters arise, the named proxies will vote in accordance with their best judgment.

Who can attend the meeting?

The 2017 Annual Meeting is open to all SunCoke Energy stockholders. You may contact Investor Relations for directions at investorrelations@suncoke.com. When you arrive at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, signs will direct you to the meeting room. You need not attend the 2017 Annual Meeting to vote.

If you wish to attend the 2017 Annual Meeting, please check the box on your proxy or voting instruction form, or as indicated on the internet voting site, or press the appropriate key if voting by telephone. If your shares are held in “street name” and you would like to attend the meeting, please also e-mail investorrelations@suncoke.com or write to Investor Relations, SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532. Include a copy of your brokerage account statement or an omnibus, or legal, proxy (which you can get from your broker, and which you must have, and bring with you, in order to vote in person at the meeting).

At the 2017 Annual Meeting, each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). If your shares are held in “street name,” you must bring a copy of a brokerage statement, proxy or letter from the broker, financial institution or other nominee confirming ownership of shares of our common stock at the close of trading on March 8, 2017, the record date for the 2017 Annual Meeting.

For security purposes, no cameras, recording equipment, electronic devices, large bags, backpacks, briefcases or packages will be permitted in the meeting room or adjacent areas, and other items will be subject to search.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 4, 2017.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 are available in the “Investor Relations” section of our website at the following internet address: http://www.suncoke.com

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors annually recommends the slate of director nominees for election by stockholders at the Annual Meeting and is responsible for filling vacancies on the Board at any time during the year. The Governance Committee has a process to identify and review qualified candidates to stand for election, and the full Board reviews and has final approval of all potential director nominees being recommended to the stockholders for election. Our Board of Directors currently consists of eight members: Andrew D. Africk, Alvin Bledsoe, Robert J. Darnall, Peter B. Hamilton, Frederick A. Henderson, Robert A. Peiser, John W. Rowe and James E. Sweetnam. Mr. Darnall notified SunCoke Energy in January 2017 of his decision not to stand for re-election at the Annual Meeting, and he will retire from the Board at that time. During 2016, Mr. Darnall served as a member of the Audit and Governance Committees.

At the time of the Annual Meeting, the Board of Directors will consist of seven members. Our Board of Directors is divided into three classes, each serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. There are two nominees for election this year. The terms of Peter B. Hamilton and James E. Sweetnam expire this year, and the Board of Directors has nominated each of them for a new three-year term that will expire at the annual meeting in 2020, or until their respective successors are elected and qualified.

Detailed information on these nominees is provided on pages 6 and 7, including a discussion of each nominee’s specific experience, qualifications and attributes or skills that led our Board to conclude that such person should serve as a director of SunCoke Energy. Each of these nominees is a current director, and each has consented to serve if elected. If any nominee is unable to serve as a director at the time of the 2017 Annual Meeting, your proxy may be voted for the election of another nominee proposed by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the 2017 Annual Meeting. At this time, the Board of Directors knows no reason why either of these nominees may not be able to serve as a director if elected.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of the two nominees for director.

Certain Information Regarding Directors

Below, please find information regarding the specific experience, qualifications, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2017 Annual Meeting to serve as a director of SunCoke Energy.

Nominees to Serve in a Class Whose

Term Expires in 2020

Peter B. Hamilton Age: 70 Committee Membership: Audit, Governance

Mr. Hamilton was elected as a director of SunCoke Energy, Inc. in June 2011. Mr. Hamilton is the former Senior Vice President and Chief Financial Officer of Brunswick Corporation (a global designer, manufacturer and marketer of recreation products), a position he held from September 2008 until his retirement in February 2013. Mr. Hamilton returned to Brunswick Corporation in September 2008 after retiring from the company in 2007. He was President of the Life Fitness division of Brunswick Corporation from 2005 to 2006 and President of the Brunswick Boat Group from 2006 to 2007. He also served as Vice Chairman of the Board of Brunswick Corporation from 2000 until his initial retirement in 2007. He joined the Board of Directors of Oshkosh Corporation (a designer, manufacturer and marketer of specialty vehicles and vehicle bodies) in 2011 and is the chair of its Audit Committee. Mr. Hamilton currently serves as a director of the American Arbitration Association.

Mr. Hamilton is an experienced corporate executive with a background in management, law, finance and government. Prior to joining Brunswick, Mr. Hamilton served in various positions at Cummins Inc., or Cummins (a diesel and natural gas engine designer, manufacturer and distributor), including Chief Financial Officer. Prior to his tenure at Cummins, Mr. Hamilton was a partner in a Washington, D.C. law firm, held a number of senior positions in the federal government and was an officer in the U.S. Navy.

James E. Sweetnam Age: 64 Committee Membership: Audit, Compensation

Mr. Sweetnam was elected as a director of SunCoke Energy, Inc. in January 2012. Mr. Sweetnam served as President, Chief Executive Officer and a director of Dana Holding Corporation, or Dana (a motor vehicle parts supplier), from July 2009 until November 2010. From 1997 until June 2009, Mr. Sweetnam served in senior management positions at Eaton Corporation, or Eaton (a global diversified power management company), including as President of the Truck Group from 2001 until June 2009. Prior to joining Eaton, Mr. Sweetnam spent 10 years with Cummins, Inc. (a diesel and natural gas engine designer, manufacturer and distributor) in a variety of senior management positions. He currently serves on the Board of Directors of Republic Airways Holdings, Inc. (an airline holding corporation) and LMI (a private, not-for-profit corporation that provides management consulting, research and analysis to governments and other nonprofit organizations) and is a member of its Audit and Governance Committees. From February 2007 until its acquisition by Berkshire Hathaway Inc. in September 2011, Mr. Sweetnam served as a director of Lubrizol Corporation (a specialty chemicals company) and as a member of its Audit, Nominating and Governance and Organization and Compensation Committees. Mr. Sweetnam is currently a member of the faculty of the Ross School of Business at the University of Michigan.

Mr. Sweetnam is an experienced corporate executive with senior-level management experience, including service as Chief Executive Officer at Dana, with general operations, manufacturing and engineering experience and a background in international business development and management. Mr. Sweetnam also possesses health, environment and safety oversight experience by virtue of his oversight experience as a senior-level executive at Eaton.

Continuing Directors — Term Expires in 2018

Frederick A. Henderson (Chairman) Age: 58 Committee Membership: Executive (Chair)

Mr. Henderson was elected as Chairman and Chief Executive Officer of SunCoke Energy, Inc. in December 2010, and became Chairman, President and Chief Executive Officer in September 2015. He also served as a Senior Vice President of Sunoco, Inc. (a transportation fuel provider with interests in logistics) from September 2010 until our initial public offering in July 2011. In July 2012, Mr. Henderson was named Chief Executive Officer and appointed as Chairman of the Board of Directors of SunCoke Energy Partners GP, LLC, the general partner of the publicly traded master limited partnership of which we are sponsor. From February 2010 until September 2010, he was a consultant for General Motors LLC, and from March 2010 until August 2010, he was a consultant for AlixPartners LLC (a business consulting firm). He was President and Chief Executive Officer of General Motors (a global automotive company) from April 2009 until December 2009. He was President and Chief Operating Officer of General Motors from March 2008 until March 2009. He was Vice Chairman and Chief Financial Officer of General Motors from January 2006 until February 2008. He was Chairman of General Motors Europe from June 2004 until December 2005. Mr. Henderson is a director of Marriott International, Inc. (a worldwide lodging and hospitality services company), where he serves as the chair of its Audit Committee. He is also a director of Adient PLC (an automotive seating and interiors business) where he serves as the chair of its Corporate Governance Committee. Mr. Henderson also is a trustee of the Alfred P. Sloan Foundation and chair of its Audit Committee. Mr. Henderson previously served as a director of Compuware Corporation (a technology performance company) from 2011 to 2014, where he was the chair of its Audit Committee and a member of its Nominating/Governance and Advisory Committees.

Mr. Henderson, having worked for over 27 years at General Motors and over five years at SunCoke, is a highly experienced senior-level executive, with general operations, manufacturing and marketing experience, as well as senior-level strategic planning, business development, managerial and management development and compensation experience. Mr. Henderson also possesses diverse international experience (by virtue of his prior experience at General Motors, including his service as Vice President and Managing Director of General Motors do Brasil; Group Vice President and President of General Motors, Latin America, Africa and Middle East; President of General Motors Asia Pacific; and Chairman of General Motors Europe) and health, environment and safety experience (by virtue of his oversight experience at General Motors). Additionally, Mr. Henderson possesses financial expertise by virtue of his education (an MBA from Harvard Business School) and experience (including Vice Chairman and Chief Financial Officer of General Motors).

Alvin Bledsoe Age: 69 Committee Membership: Audit (Chair)

Mr. Bledsoe was elected as a director of SunCoke Energy, Inc. in June 2011. From 1972 until his retirement from the firm in 2005, Mr. Bledsoe served in various senior roles at PricewaterhouseCoopers LLP, or PwC (an international accounting firm). He joined the Board of Directors of Crestwood Gas Services GP LLC (the general partner of Crestwood Midstream Partners LP, a master limited partnership in the natural gas industry), formerly Quicksilver Gas Services, in 2007. Following the October 2013 merger and subsequent related corporate restructuring between Crestwood Midstream Partners LP, Inergy, L.P. and Inergy Midstream, L.P., Mr. Bledsoe is now a director of Crestwood Equity GP LLC, the general partner of Crestwood Equity Partners LP (a natural gas and crude oil logistics master limited partnership holding company), where he is a member of the Audit Committee. He also is a director of Crestwood Midstream GP LLC, the general partner of Crestwood Midstream Partners LP (a natural gas and crude oil logistics master limited partnership), where he is also a member of the Audit Committee. In 2015, Crestwood Equity Partners acquired Crestwood Midstream Partners and eliminated the need for a separate Crestwood Midstream Partners

Board. Mr. Bledsoe is Chairman of the Audit Committee of Crestwood Equity Partners. From May 2007 to August 2010, Mr. Bledsoe served as a member of the Archuelta County Colorado Financial Advisory Task Force.

Mr. Bledsoe is an experienced finance and public accounting executive, having spent his entire 33-year career with PwC. By virtue of his experience, Mr. Bledsoe is knowledgeable about finance, merger and acquisition transactions and major cost restructurings and possesses knowledge of the mining, utilities and energy industries. In addition, he brings relevant industry expertise, having served clients within these industry sectors and having served as the global leader for PwC’s Energy, Mining and Utilities Industries Assurance and Business Advisory Services Group. While at PWC, Mr. Bledsoe also gained experience working with boards of directors by interfacing with the boards of directors of his clients.

Continuing Directors — Term Expires in 2019

Andrew D. Africk Age: 50 Committee Membership: Compensation

Mr. Africk was appointed as a director of SunCoke Energy, Inc., effective March 7, 2016. Mr. Africk founded Searay Capital LLC (a private investment company) in 2013. He previously spent 21 years at Apollo Global Management LLC (an alternative asset management firm), including as a senior partner responsible for Apollo’s investments in technology and communications, including Apollo’s purchases of Intelsat Ltd. (a global provider of commercial satellite services) and Hughes Communications, Inc. (a leading provider of satellite technology). Mr. Africk serves on the boards of ADT Inc. (the largest home security monitoring company in the U.S.) and of RPX Corp. (a manger of patent assets for the high technology sector). Mr. Africk’s previous public company board service includes Hughes Communications, Inc. (December 2005 to June 2011), where he served as Chair of the Governance Committee and a member of the Compensation Committee; Hughes Telematics, Inc. (April 2009 to June 2013), where he served as a member of the Compensation Committee; and Skyterra Communications Inc. (June 1998 to March 2010), where he was a member of the Audit and Compensation Committees. In addition, Mr. Africk serves on several private company boards, and also is a member of the Board of Overseers of the University of Pennsylvania School of Engineering and the UCLA Science Board.

Mr. Africk has significant strategic planning, business development and managerial skills, with more than 20 years of corporate management and director experience. His proficiency in making and managing private equity investments and his extensive knowledge and experience in financing, analyzing and investing in public and private companies make him a valuable resource for SunCoke’s Board of Directors.

Robert A. Peiser Age: 68 Committee Membership: Compensation (Chair)

In February 2016, Mr. Peiser was appointed as a director of SunCoke Energy, Inc., effective March 7, 2016. Mr. Peiser is engaged in active service on public as well as private corporate and not-for-profit boards. From 2008 to May 2010, Mr. Peiser served as the Chief Executive Officer and Chairman of the Board of Omniflight Helicopters, Inc. (an air medical services provider). From April 2002 through January 2008, he was President, CEO and a director of Imperial Sugar Company (a refiner and marketer of sugar products). Mr. Peiser has been a director of USA Truck, Inc. (intermodal transportation and logistics services provider) since February 2012 and has been its Chairman since November 2012. His previous public company board service includes Standard Register Company (October 2013 to November 2015), where he served as chair of its Compensation Committee and was a member of its Governance Committee; Primary Energy Recycling Corp. (June 2013 to December 2014), where he served as Chairman of the Board and was a member of the Audit, Compensation and Governance Committees; Team Industrial Services, Inc. (July 2007 to September 2012), where he was a member of the Audit, Compensation and Executive Committees; Solutia, Inc. (February 2008 to July 2012), where he served as chair of the Governance Committee and was a member of the Risk Committee; and Signature Group Holdings, Inc. (June 2010 to May 2011) where he served as Vice Chairman and was chair of the Audit Committee. Mr. Peiser also is the immediate past Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors.

Mr. Peiser is an experienced senior-level corporate executive with general operations, financial management, sales and marketing, strategic planning, corporate restructuring and business development experience. He has operated as chief executive officer and/or chief financial officer of both public and private companies in several industries, including transportation services, energy, food processing, retailing, distribution and telecommunications.

John W. Rowe (Lead Director) Age: 71 Committee Membership: Executive, Governance (Chair)

In January 2012, Mr. Rowe was elected as a director of SunCoke Energy, Inc., effective April 1, 2012. On March 12, 2012, Mr. Rowe retired as Chairman, Chief Executive Officer and director of Exelon Corporation, or Exelon (an electric utility company), and as a director of Commonwealth Edison Company and PECO Energy Company, both subsidiaries of Exelon. He served as a director and Chief Executive Officer or Co-Chief Executive Officer of Exelon since its formation in October 2000. He served as Chairman and Chief Executive Officer of Exelon since April 2002. At various times since 2000, he also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company from March 1998 until October 2000. Mr. Rowe is a director of Northern Trust Corporation (an international financial services company), where he serves as Lead Director, chair of its Corporate Governance Committee and as a member of its Capital Governance Committee and Compensation and Benefits and Executive Committees. Mr. Rowe also joined the Board of Directors of The Allstate Corporation (an insurance company) in 2012, where he serves as Chair of the Compensation and Succession Committee and as a member of the Nominating and Governance Committee. In October 2013, Mr. Rowe was elected to the board of directors of American DG Energy, Inc. (a supplier of low-cost energy to customers through distributed power generating systems).

Mr. Rowe, with over 30 years of experience with electric utility companies in various positions, including serving as Chief Executive Officer of Exelon, has senior management-level experience and general operations and manufacturing experience. Mr. Rowe possesses senior management-level strategic planning, business development and managerial experience, as well as health, environment and safety oversight experience. Additionally, Mr. Rowe possesses government relations, regulatory agency and legal experience by virtue of his position as Chief Executive Officer at Exelon and prior business experience and education.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board of Directors is composed of a majority of independent directors and our Audit, Compensation and Governance Committees are each composed entirely of independent directors. Our Executive Committee is composed of one employee director and one independent director.

The following table shows the membership of our Committees as of March 22, 2017:

Name	Executive	Audit[1]	Compensation	Governance

Frederick A. Henderson	✓*
John W. Rowe	✓			✓*
Andrew D. Africk			✓
Alvin Bledsoe		✓*
Robert J. Darnall [2]		✓		✓
Peter B. Hamilton				✓
Robert A. Peiser			✓*
James E. Sweetnam		✓	✓

*	Denotes Committee Chair

1.	All members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission.

2.	Robert J. Darnall will retire as a director on May 4, 2017.

Meeting Attendance

The Board of Directors held seven regular meetings and 11 special meetings in fiscal 2016. Each director who served in fiscal 2016 attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors during the periods that he or she served in fiscal 2016; and (ii) the total number of meetings of the Committees on which he or she served during the periods that he or she served in fiscal 2016.

Executive Committee

The Executive Committee is composed of Messrs. Henderson and Rowe and is chaired by Mr. Henderson. The Executive Committee exercises the powers and authority of the Board of Directors to direct the business and affairs of SunCoke Energy in intervals between meetings of the Board of Directors and to implement the policy decisions of the Board of Directors. Actions taken by the Executive Committee are reported to the Board of Directors at its next meeting. There were no meetings of the Executive Committee in fiscal 2016.

The Board of Directors has adopted a written charter for the Executive Committee, which is available on our corporate website at www.suncoke.com.

Audit Committee

The Audit Committee currently is composed of Messrs. Bledsoe, Darnall and Sweetnam, and is chaired by Mr. Bledsoe. The applicable listing standards of the NYSE require the board of a listed company at all times to have an audit committee of no fewer than three independent directors, and the Board of Directors has appointed Mr. Hamilton to serve as a member of the Audit Committee upon Mr. Darnall’s retirement. The Board of Directors has determined that Messrs. Bledsoe, Darnall, Hamilton and Sweetnam are independent directors for purposes of serving on an audit committee under applicable SEC and New York Stock Exchange (or NYSE) requirements, and also has determined that each of Messrs. Bledsoe, Darnall, Hamilton and Sweetnam is financially literate and has accounting or related financial management expertise as required by the applicable rules of the NYSE and each qualifies as an “audit committee financial expert” as defined by the applicable rules of the SEC

The Audit Committee assists the Board of Directors in (1) the appointment, evaluation and compensation of the Company’s independent auditor, (2) the review and monitoring of the Company’s financial statements and disclosures, (3) pre-approval of audit services, internal control-related services and permitted non-audit services, (4) oversight and monitoring of the Company’s internal audit function and independent auditors and (5) monitoring compliance by the Company with legal and regulatory requirements, including the Company’s Code of Business Conduct and Ethics.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.suncoke.com. The Audit Committee met 11 times in fiscal 2016.

Compensation Committee

The Compensation Committee is composed of Messrs. Africk, Peiser and Sweetnam and is chaired by Mr. Peiser. The Compensation Committee is responsible for the approval, evaluation and oversight of all compensation plans, policies and programs for the executive officers and certain other employees of SunCoke Energy and its subsidiaries. The Compensation Committee also has sole authority over the appointment, evaluation and compensation of any independent compensation consultant it uses in the evaluation of executive officer compensation.

The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.suncoke.com. The Compensation Committee met six times in fiscal 2016.

Governance Committee

The Governance Committee currently is composed of Messrs. Darnall, Hamilton and Rowe and is chaired by Mr Rowe. The Governance Committee (1) assists the Board in identifying individuals qualified to become Board members, (2) recommends to the Board director nominees to be considered by stockholders, (3) recommends Corporate Governance Guidelines to the Board, (4) leads the Board in its annual review of Board performance, (5) recommends to the Board nominees for each Board committee, and (6) reviews the form and amount of director compensation and makes recommendations to the Board regarding the Company’s director compensation program.

The Board of Directors has adopted a written charter for the Governance Committee, which is available on our corporate website at www.suncoke.com. The Governance Committee met two times in fiscal 2016.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or ever was an officer or employee of SunCoke Energy or any of our subsidiaries. In addition, none of our executive officers served on the compensation committee or board of directors of any other company of which any of our directors also was an executive officer.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors, upon the recommendation of the Governance Committee, has determined that each of our non-management directors who serves as a director is “independent” under the applicable rules of the NYSE and the SEC and is free of any direct or indirect material relationship with SunCoke Energy or its management.

Board Leadership Structure

The current leadership structure of the Board of Directors includes our Chairman, President and Chief Executive Officer and an independent Lead Director. Pursuant to our Corporate Governance Guidelines, the Chairman of the Governance Committee acts in the role of Lead Director.

The Board of Directors believes that combining the positions of Chairman and Chief Executive Officer is the most appropriate for SunCoke Energy at this time. Having one person as Chairman and Chief Executive Officer provides unified leadership and direction to SunCoke Energy and strengthens the ability of the Chief Executive Officer to develop and implement strategic initiatives and respond efficiently in crisis situations. The Board of Directors also believes the combination of the Chairman and Chief Executive Officer positions is appropriate in light of the substantial independent oversight provided by the Board of Directors.

The Lead Director’s duties are described in our Corporate Governance Guidelines and include: (1) the authority to chair those meetings of the Board of Directors at which the Chairman is not present and (2) the authority to preside at executive sessions of the independent directors. The Lead Director also provides advice and counsel, as needed, to the Chairman, President and Chief Executive Officer on various strategic issues and also on Board of Directors and Committee matters generally. In addition, the Lead Director leads the Board of Directors and Committee self-evaluation process and leads the independent directors in an annual evaluation of the Chief Executive Officer.

Except for our Chief Executive Officer, Mr. Henderson, the Board of Directors is composed entirely of independent directors. The Audit, Compensation and Governance Committees are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the Chairman and Chief Executive Officer.

Director Qualifications

The Governance Committee annually reviews the qualifications and experience of current directors and identifies specific competencies required in director-nominees. Director-nominees should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. The Board of Directors also considers ethnic and gender diversity. Directors also are expected to devote sufficient time and effort to their duties as members of the Board of Directors.

Risk Oversight

In accordance with NYSE requirements, the Audit Committee charter provides that the Audit Committee is responsible for reviewing and discussing SunCoke Energy’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. On a regular basis, our officers who are responsible for monitoring and managing SunCoke Energy’s risks, including our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our Senior Vice President, General Counsel and Chief Compliance Officer, make reports to the Audit Committee. The Audit Committee, in turn, reports to the full Board of Directors. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board of Directors is actively involved in overseeing risk management by engaging in periodic discussions with our officers as it may deem appropriate. In addition, each of our Committees considers the risks within its areas of responsibility. For example, the Audit Committee focuses on risks inherent in our accounting, financial reporting and internal controls, and the Compensation Committee considers the risks that may be implicated by our executive compensation program. The Compensation Committee’s assessment of risk related to compensation practices is discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement. We believe that the leadership structure of our Board of Directors supports its effective oversight of our risk management.

Executive Sessions

Our Board of Directors holds regular executive sessions in which the independent directors meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. In accordance with applicable NYSE rules, our Lead Director presides over the executive sessions of the independent directors. The independent directors met in executive sessions separate from management eight times during fiscal 2016.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: (1) Board of Directors composition and director qualifications, (2) operations of the Board of Directors, (3) responsibilities of the Board of Directors and (4) Committee structure and responsibilities. The Corporate Governance Guidelines are posted on our corporate website at www.suncoke.com.

Review of Related Person Transactions

The Board of Directors has adopted a written policy that applies to interested transactions with related parties. For purposes of the policy, interested transactions include transactions, arrangements or relationships involving amounts greater than $100,000 in the aggregate in which we are a participant and a related person has a direct or indirect interest. Related persons are deemed to include executive officers, directors, director-nominees, owners of more than five percent of our common stock or an immediate family member of the preceding group. The policy provides that the Governance Committee is responsible for the review and approval of all related person transactions.

The Governance Committee reviews the material facts of all interested transactions that require its approval and either approves or disapproves of the entry into the interested transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of an interested transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the Governance Committee. As part of its review and approval of a related person transaction, the Governance Committee considers, among other things, whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Our related person transactions policy also provides that certain interested transactions will have standing pre-approval from the Governance Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Board of Directors or the Compensation Committee; (2) employment of an immediate family member of a director, director nominee or executive officer with compensation that does not exceed $120,000; (3) director compensation that is disclosed in the proxy statement; (4) transactions with companies where the business is less than the larger of $1 million or two percent of the other company’s total revenues; (5) certain charitable contributions; (6) transactions where all stockholders receive proportional benefits; (7) transactions involving competitive bids; (8) regulated transactions; (9) certain banking services; and (10) certain transactions available to all employees or third parties generally.

Director Attendance Policy

Directors are expected to attend Board of Directors meetings and meetings of Committees on which they serve, as well as our annual meeting of stockholders. All the directors attended our annual meeting of stockholders in fiscal 2016.

Indemnification Agreements

Our directors are asked to enter into individual Indemnification Agreements with SunCoke Energy when joining the Board of Directors. The Indemnification Agreement is the same for each director and provides contractual indemnification in addition to the indemnification provided in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The Indemnification Agreement provides each director with indemnification to the fullest extent permitted by law. Subject to certain limitations and exceptions, the Indemnification Agreement provides, among other things, that we will indemnify each director against expenses, liabilities, losses, judgments, fines and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the director is or was our director or by reason of the fact that the director is or was serving at our request as a director, officer, manager, trustee, fiduciary, employee or agent of another entity, with certain stated exceptions. In addition, under the Indemnification Agreement, we are obligated to advance payment to each director for all expenses reasonably incurred by such director with respect to the events or occurrences specified above, provided that the director must repay the advanced expenses to the extent that it is ultimately determined that the director is not entitled to indemnification under the terms of the Indemnification Agreement.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Controller and other senior financial officers. The Code of Business Conduct and Ethics is posted on our corporate website at www.suncoke.com.

Communications with the Board

Stockholders and other interested persons may communicate any concerns they may have regarding SunCoke Energy to the attention of the Board of Directors or to any specific member of the Board of Directors, including the Lead Director, by writing to the following address:

SunCoke Energy, Inc.

c/o Corporate Secretary

1011 Warrenville Road, Suite 600

Lisle, Illinois 60532

Communications directed to the independent directors as a group should be sent to the attention of the Lead Director, c/o the Corporate Secretary, at the address indicated above.

Any stockholder or other interested person who has a particular concern regarding accounting, internal accounting controls or other audit matters that he or she wishes to bring to the attention of the Audit Committee of the Board of Directors may communicate those concerns to the Audit Committee or its Chair, c/o the Corporate Secretary, using the address indicated above.

Governance Committee Process for Director Nominations

The Governance Committee evaluates potential director candidates and makes recommendations to the Board of Directors. Candidates may be identified by current directors, by a search firm or by stockholders. The Governance Committee may engage the services of a third-party consultant to assist in identifying and screening potential candidates. The Governance Committee’s evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board of Director’s requirements at the time, consideration of the candidate’s independence as measured by the Board of Director’s independence standards and any other considerations that the Governance Committee deems appropriate. Candidates should have a proven record of professional success and leadership and demonstrate the highest personal and professional ethics, integrity and values. Ethnic and gender diversity also are considered. At least annually, the Governance Committee reviews the criteria for the nomination of director candidates and approves changes to the criteria, as appropriate. Following its evaluation process, the Governance Committee recommends candidates to the full Board of Directors. The Board of Directors makes the final determination regarding a candidate based on its consideration of the Governance Committee’s recommendation. Candidates recommended by our stockholders will be evaluated on the same basis as candidates recommended by current directors, search firms, or third-party consultants.

DIRECTOR COMPENSATION

The compensation program for our independent directors is designed to attract experienced and highly qualified directors, provide appropriate compensation for their time, efforts, commitment and contributions to SunCoke Energy and our stockholders and align the interests of the independent directors and our stockholders.

Annual Retainer

During 2016, the annual retainer for our independent directors was comprised of $70,000 in cash and $110,000 of our common stock. The Lead Director, all Committee Chairs and all Audit Committee members receive an additional annual retainer for their service. During 2016, the Lead Director received a $30,000 cash retainer, the Audit Committee Chair received a $25,000 cash retainer, the Compensation Committee Chair received a $15,000 cash retainer, all other Committee Chairs received a $10,000 cash retainer, and each Audit Committee member (other than the Audit Committee Chair) received a $10,000 cash retainer. SunCoke Energy does not pay meeting fees. The table below summarizes the current structure of our independent director compensation program:

BOARD SERVICE
Annual Retainer (Cash Portion)	$70,000
Annual Retainer (Stock Portion)	$110,000

COMMITTEE SERVICE
Annual Lead Director Retainer	$30,000
Annual Committee Chair Retainers:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$15,000
• All Other Committee Chairs	$10,000
Annual Audit Committee Member Retainer	$10,000

Retainer Stock Plan

The SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors, or Retainer Stock Plan, provides for the payment of a portion of the independent directors’ annual retainer in the form of our common stock. The Retainer Stock Plan also allows each independent director to elect to receive payment of all or a portion of his or her cash retainer(s) in the form of our common stock. Payments pursuant to the Retainer Stock Plan are made quarterly in the number of shares of our common stock determined by dividing one-fourth of the aggregate portion of the annual retainer payable in our common stock by the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Director’s Deferred Compensation Plan

The SunCoke Energy, Inc. Directors’ Deferred Compensation Plan, or Directors’ Deferred Compensation Plan, permits independent directors to defer a portion of their stock and cash compensation. Each independent director has the option to designate his or her deferred compensation as share units, cash units or a combination of both. Cash units accrue interest at a rate set annually by the Governance Committee. A share unit is treated as if it were invested in shares of our common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Payments of compensation deferred under the Directors’ Deferred Compensation Plan will be made at, or commence on, January 15 of the calendar year following the calendar year in which an independent director ceases to provide services to SunCoke Energy, with any successive annual installment payments to be made no earlier than January 15 of each such year. Share units are settled in cash based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date.

Director Stock Ownership Guidelines

Each independent director is expected to own a number of shares of our common stock having an aggregate market value equal to at least five times the independent director’s annual cash retainer. SunCoke common share units that are credited to an independent director’s deferred compensation account under the Directors’ Deferred Compensation Plan will be counted for purposes of determining compliance with these guidelines. Once the applicable guideline ownership level has been attained, compliance will not otherwise be affected by a subsequent decline in the trading price of SunCoke common stock. Our directors are allowed a five-year phase-in period to reach their respective stock ownership goals in order to comply with the applicable guidelines. As of December 31, 2016, all of our independent directors were in compliance with the guidelines. Messrs. Africk and Peiser were appointed as independent directors effective March 7, 2016, and each will have five years to meet their respective stock ownership goals.

Director Compensation Table

The following table sets forth the compensation for our independent directors in fiscal 2016:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Andrew D. Africk (3)	58,334	91,667	—	—	—	—	150,001
Alvin Bledsoe	95,000	110,000	—	—	—	—	205,000
Robert J. Darnall (4)	78,654	110,000	—	—	—	—	188,654
Peter B. Hamilton (5)	75,150	110,000	—	—	—	—	185,150
Karen B. Peetz (6)	10,800	14,850					25,650
Robert A. Peiser (3)	68,184	91,667	—	—	—	—	159,851
John W. Rowe	110,000	110,000	—	—	—	—	220,000
James E. Sweetnam	80,000	110,000	—	—	—	—	190,000
(1)

The amounts in this column include all cash retainers paid, or deferred pursuant to the Directors’ Deferred Compensation Plan. Mr. Sweetnam deferred his cash compensation into the Directors’ Deferred Compensation Plan in the form of cash units, credited with interest at an annual rate of 3.18%.

(2)

The amounts in this column represent the grant date fair value of the stock retainer payments paid to each director in fiscal 2016 as of the date of each quarterly payment, calculated pursuant to FASB ASC Topic 718. The number of shares granted to each non-employee director was determined by dividing the $27,500 quarterly stock retainer payment by the average closing price of a share of common stock for the ten trading days preceding the date of grant. Messrs. Bledsoe, Rowe and Sweetnam deferred their awards into the Directors’ Deferred Compensation Plan.

(3)

Messrs. Africk and Peiser were appointed as independent directors effective March 7, 2016 and Mr. Peiser was appointed as Chair of the Compensation Committee on May 5, 2016. Figures in the foregoing table reflect the proration of the respective amounts of cash and stock compensation earned by each of Mr. Africk and Mr. Peiser during the first quarter of 2016.

(4)

On February 18, 2016, Mr. Darnall was appointed as a member of the Audit Committee, and the amount of his cash compensation in the foregoing table reflects the proration of his Audit Committee Member Retainer earned during the first quarter of 2016.

(5)

On May 5, 2016, Mr. Peiser succeeded Mr. Hamilton as Chair of the Compensation Committee, and Mr. Hamilton was appointed as a member of the Governance Committee. The amount of Mr. Hamilton’s cash compensation in the foregoing table reflects the proration of his Compensation Committee Chair Retainer earned during 2016.

(6)

Ms. Peetz resigned from SunCoke Energy’s Board of Directors effective February 18, 2016. Figures in the foregoing table reflect the prorated amount of her compensation earned during the first quarter of 2016. Ms. Peetz had elected to defer both her cash and stock compensation into the Directors’ Deferred Compensation Plan. In accordance with the terms of such election, Ms. Peetz will receive payment in cash, in three successive and approximately equal annual installments, of the compensation credited to her deferred compensation account. The first of these three cash installment payments to Ms. Peetz, in the amount of $254,214.33, was made on January 18, 2017.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2016.

Members of the Compensation Committee:

•	Robert A. Peiser (Chair)

•	James E. Sweetnam

•	Andrew D. Africk

Compensation Discussion and Analysis (“CD&A”)

The following CD&A describes the material elements of the 2016 compensation and benefit programs for our named executive officers, or NEOs. Our NEOs for 2016, which consist of those executive officers who appear in the Summary Compensation Table, were:

(1)	Frederick A. Henderson, our Chairman, President and Chief Executive Officer;

(2)	Fay West, Senior Vice President and Chief Financial Officer;

(3)	P. Michael Hardesty, Senior Vice President Commercial Operations, Business Development, Terminals and International Coke;

(4)	Katherine T. Gates, Senior Vice President, General Counsel and Chief Compliance Officer;

(5)	Gary P. Yeaw, Senior Vice President, Human Resources

The CD&A is organized into six sections:

SECTION 1 -- EXECUTIVE SUMMARY

SECTION 2 -- OUR COMPENSATION PHILOSOPHY

SECTION 3 -- ELEMENTS OF EXECUTIVE COMPENSATION

SECTION 4 -- ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND

                             USE OF MARKET DATA

SECTION 5 -- PAY MIX, OPPORTUNITY AND LEVERAGE

SECTION 6 -- OTHER COMPENSATION INFORMATION

SECTION 1 -- EXECUTIVE SUMMARY

2016 was a year of significant recovery for SunCoke and the industries we serve. The year began with the steel and coal sectors in the midst of a severe economic slowdown. As 2016 progressed, we saw recovery in steel and coal volumes and prices, helping to stabilize our customer base. Given the challenges facing us at the beginning of 2016, we took many steps to get ahead of the emerging and difficult industry conditions. We undertook a third-party review of our operational and administrative costs, which resulted in approximately $10 million of system-wide cost savings. We worked with our customers to help them navigate challenging market conditions, without materially impacting our earnings. We completed the exit of our coal mining business. Finally, we de-levered our balance sheet, reducing consolidated debt by approximately $145 million, supported by an intense focus on generating free cash flow.

Operationally, we continued our track record of strong environmental and safety performance across our plants and terminals. Our domestic coke making operations, other than our Indiana Harbor plant, produced operating results in line with expectations. At our Indiana Harbor facility, we made significant progress in reducing our operating costs, increased the scope of our planned oven rebuilds, but fell short of production and profitability targets. Our Brazil coke business posted solid results despite the challenging backdrop. Coal Logistics revenue and earnings fell short of expectations due to drastic reductions in customer volumes, but we saw a substantial recovery in the fourth quarter.

As a result, including the full year results of our Convent Marine Terminal (acquired in August 2015) our earnings as measured by Adjusted EBITDA improved by 17% from 2015 to $217.0 million. Operating cash flow improved 55% to $219.1 million, enabling us to buy back debt at deeply discounted values. Our share price, while still far from historical highs, increased by 227% to $11.34 on December 30, 2016. It is important to note that, given our high customer concentration in both the steel and coal end markets, our share price is not always strongly correlated with our earnings and cash generation. The following chart illustrates our historical earnings, cash generation and Total Shareholder Return (TSR). For a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income and net cash provided by operating activities, which are its most directly comparable financial measures calculated and presented in accordance with GAAP, please refer to pages 108 and 109 of our Annual Report on Form 10-K for the year ended December 31, 2016. With respect to the chart below, it is important to note that the Company’s Coal Mining Segment was profitable in 2012, but turned to a loss beginning in 2013. Subsequent to the expiration of the Tax Sharing Agreement between Sunoco and SunCoke, we rationalized the Coal Mining business in 2015 and divested the remaining operations in 2016.

The Company regularly engages with its largest shareholders on many issues, including executive compensation. In March of 2016, we added two new Directors who were recommended by our two largest shareholders to our Compensation Committee, including the new Chair of the Compensation Committee. Feedback from these shareholders and the new Directors was considered in a number of the changes made during 2016 and 2017, including the changes made to our long-term incentive award structure, the shift in the compensation mix from long-term to short-term incentives, the restructuring of the CEO’s compensation and the changes made to the Peer Group.

Changes to our Executive Compensation Programs

In light of the challenges and difficult end market conditions the Company faced in early 2016 (which significantly depressed our share price), we made the following changes to our executive compensation programs impacting our NEOs:

•     Suspended the service-based restricted stock units in the long-term incentive structure (LTI) for NEOs.

•     Reduced the portion of the total LTI that is granted in stock options and increased the performance share unit (PSU) portion.

•     For the CEO and other NEOs, half of the options were granted as at-market options and half of the stock options granted were performance-based stock options, with a performance vesting requirement that the Company’s share price close at or above $9.50 for at least 15 days in the three-year performance period.

•     To manage the dilutive impact of equity compensation with the depressed share price, we shifted a portion of pay for each NEO from equity to the annual cash incentive plan.

•      The CEO recommended and the Board approved a reduction in his total compensation of 25%, to recognize the need to control costs as detailed below:

¡            Reduced his base salary by 13%

¡            Reduced the value of total LTI at target by 42%, a portion of which was due to the shift into annual incentive compensation

¡           Shifted a portion of equity compensation into annual incentive compensation, resulting in a 19% increase in target annual bonus

•      We also suspended Company contributions to our Savings Restoration Program, which saved approximately $250,000 in 2016.

The Company implemented the following changes to our executive compensation programs during 2017:

•

To continue to emphasize near-term performance and manage share usage, we will maintain the shift of a portion of the long-term incentive component in the mix of NEOs’ pay to the annual incentive plan component. The long-term incentive target percentage for the CEO will increase from 250% to 300%, but the target amount will continue to be lower due to his lower salary. Partly offsetting this increase is a 25% reduction in target annual cash incentive opportunity (from 150% of salary to 125% of salary).

•	We will continue to utilize an equal mix of performance-based stock options and at-market stock options.

•

To aid in retention and provide a mechanism for NEOs to accumulate share ownership, particularly during periods when the NEOs are restricted from accumulating shares, a portion (20%) of the long-term incentive awards for NEOs, other than the CEO, will be granted in service-based restricted stock. We will continue to utilize at-market stock options, performance-based stock options and performance-based restricted shares for the remainder of the grant. Consistent with 2016, there are no service-based restricted share units allocated to the CEO.

•

Realigned PSU performance metrics to be a balance of cumulative 3-year EBITDA and pre-tax Return on Invested Capital, with a modifier for Total Shareholder Return (TSR) relative to the NASDAQ Iron and Steel index.

•	Restructured our compensation Peer Group to shift the selection emphasis from revenue to EBITDA.

•

We have reinstated Company contributions to the Savings Restoration Plan, which mirrors our 401k Plan, beginning January 1, 2017. Our NEOs have no defined benefit pension or other post-retirement benefits. The qualified SunCoke (401k) Plan and the non-qualified Savings Restoration Plan are the only Company-sponsored retirement income vehicles for NEOs. Given the improved conditions, the Compensation Committee supported the reinstatement of this program in 2017.

To put the performance-based linkage into perspective, it is important to consider not only targeted pay levels, but also the realizable pay for the executives at year-end and how this value tracks with shareholder return over time. The chart below shows that the CEO’s realizable pay tracks the trend of the shareholder return, and that it was significantly below his target pay in three of the past five years. Despite the 25% decrease in the CEO’s target pay in 2016, the realizable pay in 2016 slightly exceeded target pay because of the 227% increase in stock price during the year.

Realizable pay is the actual base salary and annual bonus earned in each year, plus the value of equity awards at the end of each fiscal year. The value of the equity awards is calculated as: (a) RSU awards granted in the last three years; (b) in-the-money value of stock options received in the last three years; and (c) PSU awards granted in the last three years based on the projected payout at the end of each fiscal year. For each year’s realizable pay value, the sum of equity awards was divided by a factor of three to determine the annualized value of equity. Note that since SunCoke did not become a public company until 2011, the 2012 bar shows the equity awards granted in the first two years divided by a factor of two.

In addition, Mr. Henderson’s actual realized pay is less than his realizable pay. Over the same five-year period, his realized pay was 79% of realizable pay, or 54% of target pay. Realized pay is the actual base salary and annual bonus earned in each year, plus the value of equity awards from option exercises and vesting of stock awards.

In summary, we believe shareholders should support our compensation structure and actions for the following reasons:

1.

Our compensation structure is aligned with shareholder interests. Relative to our peer group and based on industry surveys, our mix of performance-based equity vehicles is more aggressive than most companies. The percentage of performance-based equity awards such as PSUs and performance-based stock options is higher than most other companies. Our metrics and targets are aggressive, evidenced by the fact that we have historically been challenged to achieve them. For example, since our IPO, the average payouts under our Annual Incentive Plan have averaged 84% of target. We do not have practices or provisions in our plans that would be considered excessive or inappropriate.

2.

In reaction to the downturn in the steel and coal markets, and the corresponding fall in our share price in late 2015 and early 2016, we took decisive action to control costs, including compensation costs. We also restructured our equity programs to reduce share usage during a period when our share price had significantly declined.

3.

Our executives’ realizable and realized pay has historically reflected total shareholder return, meaning that our executives have been appropriately rewarded or penalized for financial and share price performance.

SECTION 2 -- OUR COMPENSATION PHILOSOPHY

The principles of our compensation strategy are tied to increasing stockholder value over the long-term and are as follows:

•

Our compensation structure has a strong performance orientation, with a significant portion of pay at risk based on performance. The level of pay at risk increases progressively at positions of greater responsibility.

•	Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance.

•	The market is defined by reference to general industry, as well as a specific peer group.

•	Leadership compensation is aligned with shareholders’ interests, and leadership will be rewarded when the interests of stockholders are advanced.

•	The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers.

•

We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities. For example, our NEOs have no active defined benefit pension plan or retiree medical plan.

Below we summarize certain executive compensation practices that we have implemented, and other practices that we have avoided:

WHAT WE DO:

✓    Tie a high percentage of executive pay to performance

✓    Establish measurable goals and objectives in the beginning of the performance period for performance-based grants

✓    Structure our compensation programs to avoid incentives to take excessive risk

✓    Maintain “double-trigger” vesting provisions on severance and equity upon a change in control

✓    Pay dividends or dividend equivalents on performance shares only to the extent shares are earned and vested

✓    Review “tally sheets” that illustrate the total payment from all programs to executives under certain termination scenarios

✓    Require our executive officers and directors to hold Company stock pursuant to stock ownership guidelines

✓    Have a recoupment, or “claw back”, policy

✓    Prohibit the following activities by executive officers or directors:

¡     Hedging transactions, and/or short sales involving Company stock

¡     Pledging Company stock, or depositing or holding Company stock in a margin account

✓    Rely on the advice of an independent compensation consultant who provides no other services to the Company

WHAT WE DON’T DO:

×      No perquisites

×      No tax gross-ups, including on change in control payments

×      No re-pricing or cash buyout of out-of-the-money stock options

×       No individual employment contracts or change of control agreements

×       No inclusion of the value of equity awards in pension or severance calculations

SECTION 3 -- ELEMENTS OF EXECUTIVE COMPENSATION

Our 2016 compensation program emphasized performance-based compensation that promoted the achievement of short and long-term business objectives that were aligned with our business strategy and rewarded performance when those objectives were met. The basic elements of our compensation program are as follows:

Base Salary: Base salary is intended to provide a certain level of fixed cash pay that compensates an executive for job performance and reflects the scope and level of responsibilities for each role. Competitive salary helps to recruit and retain executives.

Annual Cash Incentives: Annual cash incentives are paid after the end of each year based on the level of attainment of performance goals. This component, which can result in a payment of 0-200% of target opportunity for 2016, promotes achievement of our annual business objectives. The use of five metrics, which include financial, safety and environmental measures, provides a holistic view of performance, which balances financial and operational performance while limiting reliance on any one metric which could encourage excessive risk-taking.

Long-Term Incentives: These awards are designed to provide a strong incentive for executives to pursue business strategies intended to increase our stock price and thus provide strong alignment with stockholders’ interests. These awards also promote executive retention. Generally, when equity is awarded, restricted share units and stock options vest ratably over three years. In addition, the performance share units vest on the third anniversary of the date of grant, if certain performance goals are met.

SECTION 4 -- ROLE OF MANAGEMENT, COMPENSATION CONSULTANTS AND MARKET DATA

Each year, the Board of Directors establishes measurable performance goals and objectives for the CEO and the Company, and reviews and evaluates the CEO’s performance considering these goals and objectives. The Compensation Committee annually provides a recommendation to the full Board regarding the compensation levels and incentive payouts applicable to the CEO, based upon the Board’s review and assessment of the CEO’s performance. In its review of the incentive components of CEO compensation, the Compensation Committee also may consider many factors, including, but not limited to the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years. The Board then makes a determination regarding CEO compensation, after considering the Compensation Committee’s recommendations. The Compensation Committee and the CEO also discuss the financial metrics to be used to measure the performance of the Company and its business units.

The CEO reviews the performance of our NEOs, other than himself, and makes recommendations to the Compensation Committee with respect to their compensation, including salary, annual cash incentive opportunities and grants of long-term incentive awards. The Compensation Committee reviews and determines the compensation of these executives after considering the CEO’s input and recommendations, and its own judgment of each executive’s performance during the period. The CEO attends Compensation Committee meetings but is not present for, and does not participate in, discussions concerning his own compensation. In addition, the CEO does not attend the executive sessions of the Compensation Committee.

Under its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation and has the sole authority to approve the retention terms of the consultant, including fees. Since 2011, the Compensation Committee has retained Compensation Advisory Partners, or CAP, an independent compensation consulting firm, to provide advice on executive compensation matters. Pursuant to the NYSE listing standards, the Compensation Committee regularly reviews the consultant’s independence relative to key factors, including: (i) whether the consultant provides any other services to the Company; (ii) the amount of fees paid relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Compensation Committee; (v) ownership of SunCoke stock and (vi) any personal or business relationships with executive officers. Based on its assessment, the Compensation Committee concluded that CAP is independent and that no conflicts of interest exist. During 2016, the Compensation Committee also conducted a comprehensive review and request for proposals for executive compensation consulting services for the Compensation Committee. After a review of several proposals, including CAP’s, the Committee elected to continue to utilize CAP as the Compensation Committee’s consultant.

CAP provides advice on emerging trends, competitive pay levels and regulatory developments as they relate to executive compensation. CAP’s services included evaluating our NEO total compensation competitive positioning, developing our compensation peer group, assisting in our long-term incentive plan design, assessing potential risks in our incentive plans and assisting in the preparation of this Compensation Discussion and Analysis. CAP performs no other work for us.

We operate in a unique sector of the industry, with no public companies that are direct competitors. The market data that the Compensation Committee considers when making executive compensation decisions is based in part on information from national surveys conducted by Willis Towers Watson and Mercer. During 2016, the SunCoke Energy survey data was a blend of general industry survey data for companies with revenues of between $1 billion and $3 billion.

To supplement the survey data when making compensation decisions for 2016, management recommended and the Compensation Committee approved a peer group of 17 companies. Our 2016 compensation peer group reflects companies that align with our business, and with which we compete for executive talent and for customers. Our compensation peer group also includes companies to which investors look for alternative investments (i.e., compete for capital) and companies with a size comparable to ours in terms of revenue and market capitalization. There were no changes to our peer group in 2016 from 2015. However, after the Compensation Committee approved the peer group, GrafTech International was acquired and therefore was not part of the compensation review for 2016 compensation decisions. Our compensation peer group had revenues ranging from $0.8 billion to $6.5 billion, with a median of $2.4 billion. The approved 2016 compensation peer group included the following companies:

• Airgas, Inc.	• Ferro Corporation

• AK Steel Holding Corporation	• Globe Specialty Metals, Inc.

• Albemarle Corporation	• GrafTech International Ltd.

• Allegheny Technologies Incorporated	• Koppers Holdings Inc.

• AM Castle & Co.	• Martin Marietta Materials, Inc.

• Cabot Corporation	• Materion Corporation

• Carpenter Technology Corporation	• Vulcan Materials Company

• Cloud Peak Energy Inc.	• Worthington Industries, Inc.

• W. R. Grace & Co.

During 2016, the Compensation Committee undertook a comprehensive review of the Company’s peer group considering several potential criteria for selecting peer companies and also considering feedback from our largest stockholder. Unlike many companies, the nature of SunCoke’s long-term take or pay contracts and pass thru coal costs, makes revenue less relevant. As a result of this review, the Company adopted a new selection criteria, which uses Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) as the primary financial metric in selecting companies from comparable industries, rather than revenue. The Compensation Committee also considers other financial metrics, including market capitalization, enterprise value and revenue in making the final determination of peer companies. Because of this change, the following companies were added or removed from the peer group for 2017:

Companies Added	Companies Removed

• Cliffs Natural Resources	• Airgas, Inc.

• Eagle Materials, Inc.	• Albemarle Corporation

• Headwaters Incorporated	• A.M Castle & Company

• Kraton Corporation	• Globe Specialty Metals, Inc.

• Mineral Technologies, Inc	• GrafTech International Ltd.

• Quaker Chemical Corporation	• Martin Marietta Materials, Inc.

• Schnitzer Steel Industries, Inc.	• Vulcan Materials Company

• U.S. Concrete, Inc.	• W.R Grace & Company

• Westmoreland Coal Company

The Company’s new peer group has 18 companies. Based on 2016 EBITDA, SunCoke is positioned at the 57th percentile of the peer group, and there is 72% overlap with the 2016 Institutional Shareholder Services (ISS) peer group for SunCoke.

Company	2016 EBITDA	3-Year EBITDA	2016 Revenue	Market Cap. at 12/31/16	Enterprise Value at 12/31/16	Primary Industry
	(millions)	(millions)	(millions)	(millions)	(millions)
AK Steel Holding Corporation	$603	$1,460	$5,883	$3,196	$5,510	Steel
Cabot Corporation	$458	$1,472	$2,411	$3,150	$4,000	Commodity Chemicals
Cliffs Natural Resources Inc.	$390	$1,657	$2,109	$1,939	$4,211	Steel
Minerals Technologies Inc.	$349	$1,018	$1,638	$2,699	$3,650	Specialty Chemicals
Eagle Materials Inc.	$329	$864	$1,143	$4,751	$5,166	Construction Materials
Kraton Corporation	$287	$514	$1,744	$880	$2,493	Specialty Chemicals
Worthington Industries, Inc.	$240	$758	$2,820	$2,968	$3,496	Steel
Carpenter Technology Corporation	$228	$807	$1,813	$1,686	$2,244	Steel
Westmoreland Coal Company	$179	$419	$1,411	$328	$1,423	Coal and Consumable Fuels
Headwaters Incorporated	$173	$452	$975	$1,761	$2,464	Construction Materials
Koppers Holdings Inc.	$157	$389	$1,416	$833	$1,501	Commodity Chemicals
U.S. Concrete, Inc.	$146	$332	$1,168	$1,001	$1,388	Construction Materials
Ferro Corporation	$139	$348	$1,075	$1,195	$1,649	Specialty Chemicals
Cloud Peak Energy Inc.	$113	$390	$772	$345	$754	Coal and Consumable Fuels
Quaker Chemical Corporation	$102	$300	$747	$1,696	$1,683	Specialty Chemicals
Allegheny Technologies Incorporated	$97	$385	$3,135	$1,735	$3,514	Steel
Schnitzer Steel Industries, Inc.	$74	$251	$1,353	$675	$844	Steel
Materion Corporation	$74	$231	$969	$790	$790	Diversified Metals and Mining

75th Percentile	$318	$850	$2,035	$2,509	$3,616
Median (n=18)	$176	$435	$1,414	$1,691	$2,354
25th Percentile	$120	$358	$1,092	$845	$1,443

SunCoke Energy, Inc.	$216	$597	$1,223	$728	$1,814	Steel
Percent Rank	57%	61%	37%	14%	43%

Source: S&P Capital IQ Database

Note: Companies are sorted in descending order based on EBITDA.

Enterprise Value= Market Capitalization + Long-Term Debt (includes current portion) - Cash and Cash Equivalents + Minority Interest

SECTION 5 -- PAY MIX, OPPORTUNITY AND LEVERAGE

The total direct compensation opportunity for each NEO in 2016 was based on the NEO’s annual salary rate, annual target cash incentive award opportunity and annual target long-term incentive award opportunity. In making its 2016 decisions, the Compensation Committee considered both the Peer Group and General Industry survey data for each NEO’s position. The Compensation Committee retained the flexibility to adjust compensation levels based upon other factors such as individual experience and performance.

Effective January 1, 2016, Mr. Henderson recommended, and the Compensation Committee accepted, a reduction and restructuring of his compensation. Mr. Henderson’s salary was reduced from $975,000 to $850,000 annually. His short-term incentive (AIP) target was reduced from 110% of base annual salary to 100%, and his long-term incentive (LTIP) target was reduced from 375% of base annual salary to 300%. The cumulative impact of these changes was a 25% reduction in total direct compensation opportunity at target levels.

In addition, as part of the Company’s restructuring of its long-term incentive plan (LTIP) to reduce share usage and increase the focus on delivering near-term results, a portion of each NEO’s compensation was shifted from the long-term incentive target to the short-term incentive. For Mr. Henderson, this shift was 50%, resulting in a long-term incentive target of 250% of base annual salary and a short-term incentive target of 150% of base annual salary. The amount of the shift from long-term incentive target to short-term incentive target was 50% for Ms. West, 35% for Mr. Hardesty, and 25% for Ms. Gates and Mr. Yeaw.

There were no merit increases in base salary for any of the NEOs during 2016. Ms. Gates received an adjustment in August 2016 to more closely align her with the market for her position. Her base salary was increased from $340,000 to $380,000 annually, and her short-term (AIP) incentive and long-term incentive targets for 2017 were increased to 85% and 75%, respectively.

Mr. Henderson’s total direct compensation at target is 4% below the Peer Group median and 14% below the General Industry survey median for Chief Executive Officers. Ms. West’s total direct compensation at target is 13% below the Peer Group and 3% above the General Industry survey median for Chief Financial Officers. Mr. Hardesty’s total direct compensation is 54% below the Peer Group median for the COO and 13% below the average of the General Industry survey median for COO and top sales executive. Ms. Gates’ total direct compensation at target (after her August market adjustment) was 22% below the Peer Group median and 3% above the General Industry survey median for General Counsels. Mr. Yeaw’s total direct compensation at target is 18% below the Peer Group median and 13% above the General Industry survey median for Chief Human Resource Officers.

As discussed earlier, our philosophy is to drive a performance-oriented culture. To this end, performance-based compensation makes up a meaningful portion of each NEO’s compensation as demonstrated in the chart below. We consider the compensation we pay through annual cash incentives under the Annual Incentive Plan, or AIP, and long-term equity grants under the Long-Term Performance Enhancement Plan, or LTPEP, to be performance-based.

These percentages are based on each current NEO’s salary, annual and long-term incentive targets at year-end 2016.

Base Salary

Base salary is the only fixed portion of total direct compensation for our NEOs. We focus on setting base salaries that are competitive with the market, though actual positioning may vary based on factors such as individual performance, responsibilities associated with the position, experience in the position and more broadly, internal equity and the competitive market at the time of recruitment.

The base salary of Mr. Henderson was decreased by 13% from 2015 and was unchanged for Mr. Hardesty, Ms. West and Mr. Yeaw. Ms. Gates’ annual base salary was increased from $340,000 to $380,000 effective August 1, 2016 in conjunction with her market adjustment.

Annual Cash Incentive Awards

Overview: The NEOs participated in the SunCoke Annual Incentive Plan, or AIP, which is a performance-based annual cash incentive plan designed to promote the achievement of our short-term business objectives by providing competitive incentive opportunities to executives who can significantly impact our performance. The payout under the AIP for each NEO is based on a combination of financial and operating goals, as well as individual performance. An executive’s annual incentive payment, if any, may not exceed 200% of his or her target incentive opportunity and is determined by the following formula:

Payout = Base Salary x Target Incentive Opportunity x Company Payout Factor (0-200%) x Individual Performance Factor (0-150%)

Target Incentive Opportunity: Each executive has a target incentive opportunity that is expressed as a percentage of salary. The 2016 target incentives for our NEOs after a shift from long-term equity awards were as follows: Mr. Henderson: 150%; Mr. Hardesty: 105%; Ms. West: 120%; Mr. Yeaw: 75%. Ms. Gates’ target was increased from 75% to 85% in conjunction with her market increase on August 1, 2016.

For 2016, the AIP used the following corporate performance goals:

Metric	Weighting	Rationale and Definition

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adj. EBITDA)	50%

Adjusted EBITDA was selected as the primary measure since we believe it best aligns with key measures of our business strategy and strongly correlates with stockholder value creation. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion and amortization (EBITDA), adjusted for asset and goodwill impairment, sales discounts and the interest, taxes, depreciation and amortization attributable to our equity method investment (as defined in Item 7 of the Company’s Form 10K).

Pre-Tax Return on Invested Capital (Pre-Tax ROIC)	10%

Pre-Tax ROIC assesses how effectively we use our capital invested in our operations and how much value we create. Pre-Tax Return on Invested Capital (ROIC) is defined as Adjusted EBITDA less depreciation expense plus net income attributable to non-controlling interests divided by average invested capital (stockholders’ equity plus total debt net of cash and cash equivalents).

Operating Cash Flow	10%	Operating cash flow measures the cash generated by our business activities. The cash generated by our business activities includes receipts from customers and payments for operating expenses.

Safety Performance	15%

Safety performance consists of an all-company target (Coke, Corporate and Coal Logistics), which is measured using the regulatory (Occupational Safety and Health Administration and Mine Safety and Health Administration) Recordable Incident Rate (actual recordable incidents x 200,000, which is the approximate number of hours a person works each year multiplied by 100, divided by total man-hours worked). In addition, to achieve performance more than 100%, there must be no high severity incidents. High severity defined as any injury: a) requiring immediate hospitalization for five or more days for treatment (admissions for observatory purposes only do not apply), b) resulting in 90 days or more away from work or restricted time, or c) resulting in a fatality.

Environmental Performance	15%

Environmental performance is determined by a comprehensive assessment of (i) venting levels relative to each plant’s operating permit; (ii) the number and magnitude of “deviations,” which are defined as noncompliance with an Environmental Protection Agency air permit term; (iii) compliance with the Consent Decree at our Haverhill and Granite City locations; and (iv) various other factors, including satisfactory progress to resolve notices of violation at our facilities. In conducting its assessment of these factors, the Compensation Committee does not use a formulaic approach, but applies its judgment as to whether and at what level they have been satisfied.

The following table sets forth the quantitative performance goals for 2016 and the approved performance result as a percentage of target. The threshold or 0% achievement is typically set at a level which would represent minimum acceptable performance by the Company in the context of the business conditions and other challenges facing the Company. The target or 100% achievement is set at a level which would represent performance that is more demanding, but still reasonably attainable. The maximum or 200% achievement is set at a level which would represent extraordinary performance. The 100% achievement factor for financial metrics is set at the level of the Board approved operating plan. The 85% and 115% achievement factors for financial metrics are set at a level consistent with the upper and lower external guidance to investors. The threshold (0%) and maximum (200%) achievement factors represent 80% and 120% of the target level performance. Safety and environmental metrics are based on long-term performance relative to available external metrics, with an expectation of continuous improvement. The 2016 targets were generally set higher than 2015, specifically: the 2016 Adjusted EBITDA target at 100% was 11.7% higher than the 2015 Adjusted EBITDA target; the Operating Cash Flow target at 100% was 23.8% higher than the 2015 target; the pre-tax ROIC target declined by 0.5% and the Safety Rate target was unchanged. The achievement factors for results falling between the percentages set forth above are determined by straight line interpolation.

In approving the final payout of the 2016 Annual Incentive, the Compensation Committee in its discretion considers potential adjustments to the results. These adjustments, which can be positive or negative, may include unbudgeted initiatives which will have a benefit in future periods, or are deemed in the best interests of shareholders, as well as items which were unplanned and uncontrollable. The net effect of the 2016 adjustments increased the approved Company payout by 3.3%. Details on the adjustments follow:

In calculating the Approved Performance for Adjusted EBITDA, the Compensation Committee adjusted for cost impact (net of 2016 savings) of the Company’s third party review of operational and administrative costs. The cost of this work was not budgeted in 2016 and will have a positive impact on future years’ earnings. We expect approximately $7.0 million in annual benefits to Adjusted EBITDA beginning in 2017 from cost reductions. The adjustment to Adjusted EBITDA was $2.8 million and $2.3 million to Operating Cash Flow. The Committee excluded the cost of two legal settlements and related costs in the amount of $3.0 million in Adjusted EBITDA and $1.0 million in Operating Cash Flow which were not anticipated in the 2016 budget. These settlements reduce the future cost and risk associated with this litigation.

In addition, the Compensation Committee excluded the positive impact of our coal divestiture in the amount of $5.0 million in Adjusted EBITDA and $3.6 million in Operating Cash Flow. This is consistent with the treatment of prior acquisitions or divestures, where the impact in the year of the transaction is excluded. It also excluded the negative impact of an increase Black Lung reserves of $1.1 million in Adjusted EBITDA and Operating Cash Flow related to legacy operations.

The Compensation Committee excluded the negative impact of the Board approved transaction whereby ArcelorMittal redeemed SunCoke’s preferred and common equity interest in Sol Coqueria Tubarao S.A. for $41.0 million in consideration. This transaction, which was not anticipated in the 2016 plan, negatively impacted 2016 EBITDA by $4.4 million, but was an attractive transaction for stockholders

The adjustments to adjusted EBITDA adjustments flowed through to pre-tax ROIC. Finally, the Compensation Committee excluded the impact on pre-tax Return on Invested Capital of $9.6 million of accelerated depreciation associated with the rebuild of ovens at Indiana Harbor. This depreciation would have been incurred in future years had the oven rebuild project not occurred.

Individual Performance Factor

Individual performance is also a component of the annual cash incentive. Concurrent with the determination of the Company component, the CEO reviews the individual contributions of each of the other NEOs against their respective individual goals set at the beginning of the year. Based on this review, the CEO makes a recommendation to the Compensation Committee regarding the individual component and the resulting total award for each of the other NEOs. Based upon the Board’s review and assessment of the CEO’s performance, the Compensation Committee annually provides a recommendation to the full Board regarding the compensation levels and incentive payouts applicable to the CEO.

For 2016, the Compensation Committee awarded bonuses to each NEO, including the CEO, which reflected attainment of individual performance goals. Based on the Company’s EBITDA, cash flow and operational performance, as well as the executive team’s actions to reduce costs, navigate successfully through severe downturns in our end markets and de-lever the balance sheet, management recommended and the Compensation Committee approved an individual performance factor of 100% for each NEO (no upward or downward individual adjustment). The total bonus amounts paid to each NEO for 2016 were: Mr. Henderson: $1,461,150; Mr. Hardesty: $457,254; Ms. West: $632,592; Ms. Gates: $324,700; and Mr. Yeaw: $322,312. Ms. Gates bonus was prorated based on her time and compensation before and after her August 2016 market adjustment.

Senior Executive Incentive Plan

The AIP works in conjunction with the Senior Executive Incentive Plan, or SEIP, which acts as an overlay to the AIP and sets a performance-based ceiling on the bonuses paid under the AIP, so that they meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. For 2016, the SEIP covered Mr. Henderson, Mr. Hardesty, Ms. Gates and Mr. Yeaw. (CFOs are not subject to Section 162(m)). With Adjusted EBITDA as the performance metric, the Compensation Committee established a bonus pool under the SEIP equal to 5% of Adjusted EBITDA, with each participant being allocated a maximum allowable percent of the funded pool. Once the pool is funded, the Committee utilizes the criteria in the AIP to determine the final payout. To the extent that an NEO is awarded a bonus amount above the calculated bonus under the AIP, any such incremental amount is paid under the SEIP. For 2016, there were no payouts under the SEIP Plan.

Long-Term Performance Enhancement Plan (LTPEP)

Equity awards under the LTPEP are designed to align the executives’ compensation with the interests of shareholders by creating a direct linkage between the executives’ rewards and shareholders’ gains, provide management with the ability to increase equity ownership in SunCoke Energy, provide competitive compensation opportunities that can be realized through attainment of performance goals and provide an incentive to attract and retain executives. There are four elements to our long-term incentive program:

Market Stock Options. Stock options are a form of compensation that allows the executive to purchase SunCoke Energy common stock at a fixed price (typically the closing price on the date of grant) within a specified period. The number of stock options granted is determined by dividing the value to be granted by the option’s value based on a Black-Scholes model. The options generally vest ratably over three years on each anniversary of the grant date.

Performance Stock Options. Performance stock options are a form of compensation that allows the executive to purchase SunCoke Energy common stock at a fixed price (typically the closing price on the date of grant), within a specified period. These options have a performance vesting requirement in addition to a service vesting requirement. The performance and the service vesting requirement must be met in order for the option to be exercisable.

Restricted Share Units. Restricted share units, or RSUs, represent rights to receive shares of Company common stock, with vesting conditioned upon continued employment with the Company through the end of the applicable restriction period. The number of RSUs granted is determined by dividing the value of the grant by the closing price of the Company’s common stock on the date of grant. RSU awards generally vest ratably over three years on each anniversary of the grant date. For 2016, no NEOs were awarded RSUs.

Performance Share Units. Performance share units, or PSUs, represent rights to receive shares of Company common stock, with vesting conditioned upon the attainment of performance goals established by the Compensation Committee for the applicable performance period as well as the participant’s continued employment with SunCoke. The number of PSUs granted is determined by dividing the value of the grant by the closing price of the Company’s common stock on the date of grant.

Each year, the Compensation Committee evaluates the appropriate compensation mix and reviews the Peer Group data and General Industry survey data regarding the typical mix of medium- and long-term incentive awards. Based upon the NEO’s long-term incentive target and position, and factoring in Peer Group practices, as well as our compensation philosophy, the Compensation Committee determines the appropriate mix of equity vehicles for each executive as well as the target long-term incentive compensation as a percentage of base salary.

Our long-term incentive awards are subject to other terms and conditions set forth in the applicable award agreements. In February 2016 (and March 2016 for the CEO), the Compensation Committee made the following equity awards to the NEOs. For Mr. Henderson, the allocation was 10% market stock options, 10% performance stock options and 80% PSUs, with 75% of the PSUs based on TSR performance and 25% of the PSUs based on pre-tax ROIC performance. The Compensation Committee capped Mr. Henderson’s TSR portion of his PSU award to limit the cost. For Ms. West, Mr. Hardesty, Ms. Gates and Mr. Yeaw, the allocation was 10% market stock options, 10% performance stock options and 80% PSUs, with half based on TSR performance and half based on pre-tax ROIC performance.

Consistent with prior years, the Compensation Committee approved the long-term incentive grants to the NEOs at its February meeting. The Compensation Committee, in consultation with the full Board, delayed the grant to the CEO until March. The award was delayed until March, since two new directors were joining the Board and Committee and the Board wished to have the benefit of the input of the new members with respect to CEO compensation. The stock price increased from $3.80 to $6.03 between the February and March meetings, leading to the CEO having a higher exercise price for options than other NEOs and receiving fewer shares and options. The Compensation Committee did not adjust the grant amount to recognize the lost value due to the delayed grant, and capped the TSR portion of the PSU award at four times the grant value, in order to mitigate the impact of the increase in cost resulting from the delay.

For the 2016 performance option grants to be exercisable, the share price must achieve at least $9.50 for 15 trading days during the three-year service vesting period. The $9.50 share price represented a 250% increase over the closing price on the day of grant for the NEOs other than the CEO and a 158% increase over the grant price for the CEO, whose grant was issued in March 2016. The number of performance options granted to each executive was the same as the number of market stock options. Given the 227% increase in share price in 2016, this performance hurdle was satisfied. The Company will continue to utilize performance stock options in 2017, with a performance requirement of 150% of the share price on the date of grant, which we believe is a significant hurdle given the recent stock price appreciation.

The February and March 2016 PSU grants have a three-year performance period, ending on December 31, 2018. The two performance metrics and goals for the February and March 2016 grants were:

Metric	Threshold	Target	Maximum
Total Shareholder Return (or “TSR”) Relative to S&P 600 Companies	25th Percentile	Median	75th Percentile
Pre-Tax ROIC (Coke, Logistics & Unallocated Corporate)	10%	13%	16%

In addition, the pre-tax ROIC performance will be multiplied by two if the share price exceeds $9.00 for at least 15 trading days during the performance period, a 236% increase over the grant price. Given the increase in share price in 2016, this multiplier was satisfied. The level of payout of the PSUs varies from zero to 200%, although the Compensation Committee retains the discretion to reduce, but not to increase, the ultimate level of payout of such awards. The share price at the February 2016 grant was $3.80 for NEOs other than the CEO, and $6.03 for the CEO, whose grant was issued in March of 2016. Any performance level between the target and the threshold or maximum is determined by straight line interpolation. The Compensation Committee determines the level of achievement of the goals after the end of the performance period. In addition, the maximum value of the TSR based performance awards for Mr. Henderson is capped at four times the grant date stock price.

The three-year performance period for PSUs awarded in 2014 ended on December 31, 2016. Mr. Henderson and Mr. Hardesty are the only NEOs to receive a payout, because the other NEOs did not receive a grant. The payout for the PSUs was based 50% on TSR versus the S&P 600, and 50% based on achievement of pre-tax ROIC for the Coke and Logistics business versus target pre-tax ROIC. Based upon performance as shown in the following table, they received 18.2% of this PSU grant and accumulated dividends.

SunCoke 2014—2016 Performance Share Metrics

		Threshold	Target	Maximum
	Weight	0%	100%	200%	Actual Performance	Performance Payout	Adjusted Weight
Avg. 3-year SunCoke TSR vs. 3-year S&P 600 (2014 -2016)	50%	25th percentile	50th percentile	75th percentile	8.22 percentile	0.0%	0.0%

3-year avg. pre-tax return on capital (“ROIC”) - Coke and Logistics(1)	50%	12.0%	17.0%	22.0%	13.8%	36.4%	18.2%
							18.2%
Performance between threshold, target and maximum will be adjusted proportionately 3-year TSR calculation: (10-day closing average - 10-day opening average)/10-day opening average

In approving the final payout of the 2014 PSU Award, the Compensation Committee approved adjustments in determining pre-tax ROIC. The net effect of these adjustments increased the approved pre-tax ROIC from 11.7% to 13.8%. Details on the adjustments follow:

In calculating the pre-tax ROIC, the Compensation Committee adjusted for cost impact (net of 2016 savings) of the Company’s third party review of operational and administrative costs. The cost of this work was not budgeted in 2016 and will have a positive impact on future years’ earnings. We expect approximately $7.0 million in annual benefits to Adjusted EBITDA beginning in 2017 from cost reductions. The adjustment to Operating Income was $1.6 million.

Operating Income was adjusted for the effect of costs transferred to the Jewell Coke plant in connection with the divestiture of the Company’s coal operations. These costs included shared administrative costs, as well as coal handling, blending and price adjustments that were transferred to the Coke plant as a result of the Coal divestiture in the amount of $18.4 million in 2015 and $13.5 million in 2016. The Compensation Committee also adjusted for lost revenue and unanticipated costs in the amount of $15.9 million related to the bankruptcy and non-performance of a steam and water sharing agreement with the Haverhill Chemical plant, which is independent of SunCoke.

The Compensation Committee excluded the impact of the Board-approved transaction whereby ArcelorMittal redeemed SunCoke’s preferred and common equity interest in Sol Coqueria Tubarao S.A. for $41.0 million in consideration. This transaction, which was not anticipated in the 2016 plan, negatively impacted 2016 Operating Income by $4.4 million, but was an attractive transaction for stockholders.

Finally, the Compensation Committee excluded the impact of accelerated depreciation in the cumulative amount of $29.4 million associated with the rebuild of ovens at the Indiana Harbor Coke Plant. This depreciation would have been incurred in future years had the oven rebuild project not been accelerated.

SECTION 6 -- OTHER COMPENSATION INFORMATION

Perquisites

We do not provide our NEOs with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance or tax preparation. The Company may reimburse relocation costs for newly retained or relocated NEOs.

Stock Ownership Guidelines

Under our stock ownership guidelines, our executives are required to maintain direct ownership in our common stock in the following amounts:

•	CEO: Five times annual base salary

•	Senior Vice Presidents and above: Three times annual base salary

•	Vice Presidents: One times annual base salary

These guidelines were effective January 1, 2012. With the expiration of the initial five-year phase in period of the Ownership Guidelines, the Compensation Committee approved the following changes to the Guidelines, which are effective January 1, 2017:

•	The ownership levels for various positions as noted above are unchanged.

•

Individuals who had met or were on track to meet the prior guidelines will continue at the lesser of the new or former guidelines, as long as they do not dispose of shares that would cause them to fall below the attained ownership guidelines.

•

NEOs are required to hold 100% of any newly vested shares (other than shares sold to pay taxes upon vesting) until they meet 100% of the share ownership guidelines. Other executives must hold at least 50% of any newly vested shares (other than shares sold to pay taxes upon vesting) until they meet 100% of the share ownership guidelines.

•

There were no substantive changes in the form of shares that count towards meeting the guidelines. Time-based restricted share units and shares held directly or indirectly, including shares acquired on exercise of stock options and shares held under our retirement plans, count toward these guidelines. Outstanding stock options (vested and unvested) as well as unearned performance-based restricted share units do not count toward these guidelines.

As of January 1, 2016, Mr. Henderson and Mr. Hardesty had met more than 100% of their ownership requirements and Ms. West had met 58% of her ownership requirement, and she has three remaining years in which to meet her ownership requirement. Ms. Gates and Mr. Yeaw have five years in which to meet the new requirement because of their recent promotions and related increase in ownership requirement from one times annual base salary to three times annual base salary.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits short sales of Company stock, as well as the purchase, sale, or exercise of any puts, calls, or other options (other than options granted pursuant to any incentive compensation plan of the Company) on Company stock, or “hedging.” Our Insider Trading Policy also prohibits employees, officers and directors of the Company from pledging Company stock as collateral for any loan, or depositing any Company stock in a margin account.

Recoupment Policy

Our recoupment, or “claw back,” policy allows for recoupment of incentive compensation, with a three-year look-back. Under this policy, if the Company restates its financial statements, or if an officer of the Company violates a Company policy or confidentiality covenant, or engages in conduct detrimental to the Company’s business or reputation, the Compensation Committee has the discretion to cancel outstanding awards of, or opportunities to receive, cash or equity incentive compensation and to recoup incentive compensation already paid or awarded to an officer during the three-year period preceding the date the restatement obligation was determined or the date of the officer’s misconduct.

Retirement Benefits

•

SunCoke 401(k) Plan: SunCoke Energy offers all its employees, including the NEOs, the opportunity to participate in the SunCoke 401(k) Plan, which is a tax qualified defined contribution plan with 401(k) and profit sharing features designed primarily to help participating employees accumulate funds for retirement. Our employees may make elective contributions and, we make company contributions consisting of a matching contribution equal to 100% of employee contributions up to 5% of eligible compensation and an employer contribution equal to 3% of eligible compensation. All NEOs are eligible to receive these contributions.

•

Savings Restoration Plan: The Savings Restoration Plan, or SRP, is an unfunded, nonqualified deferred compensation plan that is made available to participants in the SunCoke 401(k) Plan whose compensation exceeds the IRS limits on compensation that can be considered under that Plan ($265,000 for 2016). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the compensation limit. Employer contributions will be credited to the accounts of each employee who elects to defer compensation and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. SunCoke Energy can also make additional discretionary contributions. As a cost reduction measure, the Company suspended all Company contributions to the SRP beginning January 1, 2016, which saved approximately $250,000 in 2016. Employer contributions were reinstated beginning January 1, 2017. Our NEO’s have no defined benefit pension or other post-retirement benefits. The qualified Savings (401k) Plan and the Savings Restoration Plan are the only Company-sponsored retirement income vehicles for NEOs. Given the improved conditions, the Compensation Committee supported the reinstatement of this program in 2017.

Severance and Change in Control Benefits

Our NEOs participate in the SunCoke Energy Executive Involuntary Severance Plan and the SunCoke Energy Special Executive Severance Plan. The purpose of these plans is to recognize an executive’s service to SunCoke Energy and provide a market competitive level of protection and assistance if an executive is involuntarily terminated. The Special Executive Severance Plan is also designed to reinforce and encourage the continued attention and dedication of senior executives of SunCoke Energy in the event of a possible major transaction. These plans are described in detail in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Other SunCoke Energy Benefits

Our NEOs participate in the same basic benefits package and on the same terms as other eligible SunCoke Energy employees. The benefits package includes the savings program described above, as well as medical and dental benefits, disability benefits, insurance (life, travel and accident), death benefits and vacations and holidays.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a deduction for compensation more than $1 million for its CEO and the three most highly compensated officers, other than the CFO, unless the compensation qualifies as performance-based compensation. While base salary and time-based restricted share units by their nature do not qualify as performance-based compensation under Section 162(m), we have structured the stock options and the performance share units under the LTPEP and the annual incentive awards under the SEIP and AIP to so qualify. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our NEOs. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in the best interests of SunCoke Energy and its stockholders.

Assessment of Risk Related to Compensation Practices

In February 2016, our Compensation Committee, in consultation with CAP, considered whether our compensation policies and practices for our employees, including the NEOs, were reasonably likely to have a material adverse effect on SunCoke Energy. In concluding that this was not the case, the Compensation Committee determined that our executive compensation program was consistent with SunCoke Energy’s risk management strategies. In the case of employees below the Senior Vice President level, salary is generally a significant portion of their compensation. In the case of the NEOs, annual cash incentive compensation awards were based on five different corporate metrics (which limited excessive reliance on any one metric), target goals were set at appropriate levels and payments were capped at 200% of target. Long-term incentive awards, which consist of stock options, restricted share units and performance share units, contain multi-year vesting periods, thus promoting employee retention and aligning management’s interest with those of our stockholders. Our stock ownership requirements help further align the interests of executives with those of stockholders.

Summary Compensation Table

The following table sets forth compensation information for our NEOs for the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014:

Named Executive Officer	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)

Frederick A. Henderson	2016	$850,000		$0	$1,986,646	$472,765	$1,461,150	$21,200	(5)	$4,791,761
Chairman,	2015	$1,012,500	(4)	$0	$2,633,322	$1,382,659	$761,475	$130,009		$5,919,965
President & CEO	2014	$975,000		$0	$2,411,390	$1,585,551	$612,612	$172,586		$5,757,139

Fay West	2016	$460,000		$0	$499,815	$67,172	$632,592	$21,200	(6)	$1,680,779
Sr. VP & CFO	2015	$431,539	(4)	$0	$389,210	$241,389	$240,051	$45,200		$1,347,389
	2014	$321,269		$0	$136,498	$63,422	$133,463	$39,502		$694,154

Phillip M. Hardesty Sr. VP, Com Ops, BD,	2016	$380,000		$0	$275,263	$36,992	$457,254	$71,200	(7)	$1,220,709
Int’l Coke & Terminals	2015	$360,000	(4)	$0	$441,379	$101,346	$154,247	$91,338		$1,148,310

Katherine T. Gates Sr. VP, GC, Chief	2016	$356,923		$0	$205,237	$27,583	$324,700	$61,200	(8)	$975,643
Compliance Officer	2015	$295,329	(4)	$0	$74,191	$40,081	$93,185	$75,143		$577,929

Gary P. Yeaw Sr. VP, Human	2016	$375,000		$0	$226,364	$30,421	$322,312	$21,200	(9)	$975,297
Resources	2015	$366,082	(4)	$0	$175,861	$95,011	$133,125	$40,289		$810,368

(1)

The amounts reported in this column reflect the grant date fair value of restricted share unit and performance share unit awards made under the LTPEP to the NEOs listed in this table. The performance share unit amounts are based on the probable outcome of the performance conditions. See Note 18 to the Form 10-K in the 2016 Annual Report for a complete description of the assumptions used for these valuations. The grant date fair value of the performance share unit awards were as follows, assuming the performance conditions of such awards are achieved at their maximum (200%) potential levels:

2016($)

Frederick A. Henderson	3,973,291
Fay West	999,630
Phillip M. Hardesty	550,526
Katherine T. Gates	410,475
Gary P. Yeaw	452,728

(2)

The amounts reported in this column reflect the grant date fair value of stock option awards made under the LTPEP to the NEOs, determined in accordance with FASB ASC Topic 718. See Note 18 to the Form 10-K in the 2016 Annual Report for a complete description of the assumptions used for these valuations.

(3)

The amounts in this column reflect annual cash incentive payments to each NEO under our Annual Incentive Plan and Senior Executive Incentive Plan. A description of these plans can be found in the Compensation Discussion and Analysis section of this proxy statement.

(4)	Due to the timing of pay periods, salary for 2015 reflects 27 pay periods rather than the usual 26 pay periods.

(5)	The All Other Compensation column for 2016 includes $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

(6)	The All Other Compensation column for 2016 includes $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

(7)	The All Other Compensation column for 2016 includes (i) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan; and (ii) $50,000 as a relocation stipend.

(8)	The All Other Compensation column for 2016 includes (i) $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan; and (ii) $40,000 as a relocation stipend.

(9)	The All Other Compensation column for 2016 includes $21,200 representing Company matching and annual contributions to the SunCoke 401(k) Plan.

2016 Grant of Plan-Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended December 31, 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan awards (1)			Estimated Future Payouts Under Equity Incentive Plan awards (3)
Named Executive Officer	Grant Date	Threshold ($) (2)	Target ($)	Maximum ($)	Threshold (#) (4)	Target (#)	Maximum (#)	All Other Stock Awards: No. of Shares of Stock or Units (#) (5)	All Other Option Awards: No. of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Share) (7)	Grant Date Fair Value of Stock and Option Awards (8)
F.A. Henderson		—	1,275,000	2,550,000
	3/16/2016				—	67,167	134,334				706,194
	3/16/2016				—	201,500	403,000				1,280,452
	3/16/2016								90,925	6.03	219,993
	3/16/2016								90,925	6.03	252,772
F. West		—	552,000	1,104,000
	2/17/2016				—	43,579	87,158				246,727
	2/17/2016				—	43,578	87,156				253,088
	2/17/2016								24,211	3.80	41,401
	2/17/2016								24,210	3.80	25,772
M. Hardesty		—	399,000	798,000
	2/17/2016				—	24,000	48,000				135,878
	2/17/2016				—	24,000	48,000				139,385
	2/17/2016								13,333	3.80	22,799
	2/17/2016								13,333	3.80	14,193
K. Gates		—	283,333	566,667(9)
	2/17/2016				—	17,895	35,790				101,314
	2/17/2016				—	17,894	35,788				103,923
	2/17/2016								9,942	3.80	17,001
	2/17/2016								9,941	3.80	10,582
G. Yeaw		—	281,250	562,500
	2/17/2016				—	19,737	39,474				111,743
	2/17/2016				—	19,736	39,472				114,621
	2/17/2016								10,965	3.80	18,750
	2/17/2016								10,964	3.80	11,671

(1)

The amounts in these columns were established under the AIP. These estimated payouts were based on pre-established goals for 2016. Thus, the amounts shown in the columns reflect the range of potential payments when the performance goals were set in early 2016. Actual amounts paid for 2016 are shown in the Summary Compensation Table. A description of the AIP can be found in the Compensation Discussion and Analysis section of this proxy statement.

(2)

Under the AIP, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from $1 to the maximum amount, subject to the approval of the Compensation Committee.

(3)

The amounts reported in these columns represent the target number of performance share units granted to each NEO, and the range of the potential number of performance share units that may be issued to each NEO for the 2016-2018 performance period. Each unit represents the right to receive a share of Company common stock. Terms applicable to the performance share units grant reported in this column are described in the Long-Term Performance Enhancement Plan (LTPEP) section of the Compensation Discussion and Analysis. In general, these performance share units vest on the third anniversary date of the grant, subject to a risk of forfeiture by participant, with the payout of such PSUs being conditioned upon performance goals and continued employment at SunCoke Energy until the date the Compensation Committee determines the payout levels. The awards are also subject to prorata vesting upon retirement and accelerated vesting of the target amount upon death, disability, or a qualifying termination following a change in control of SunCoke Energy. Dividend equivalents are paid to the extent the award vests.

(4)

Under the performance share unit award agreement, no payment is made until a minimum performance level is met, and performance at or above such level will result in a payment ranging from one share to the maximum amount, subject to the approval of the Compensation Committee.

(5)	No restricted share units were granted to our NEOs in 2016.

(6)

This column reflects the number of stock options granted to our NEOs in 2016. In general, these awards vest on the first, second and third anniversary date of the grant, subject to continued employment with SunCoke Energy and subject to continued vesting upon retirement after the year of grant, and accelerated vesting upon death, disability or a qualifying termination following a change in control of SunCoke Energy. In 2016, half of the stock options were market-based and half were performance based with a stock price hurdle of $9.50 for any 15 days during the performance period.

(7)	The exercise price is equal to the closing price of our common stock on the date of grant.

(8)

The grant date fair value was calculated in accordance with FASB ASC Topic 718. The value of the performance share units is based on the probable outcome of the performance conditions. With respect to the performance share units, in accordance with ASC 718, the performance share units that are earned based on ROIC with a stock price multiplier of 2x if the stock price hits $9.00 for any 15 days during the performance period, are valued based on a Monte-Carlo simulation. Performance share units earned are based on the Total Shareholder Return metric, and are valued based on a Monte Carlo simulation. In both cases, the use of the Monte-Carlo simulation leads to a higher accounting value. With respect to the performance options, accordance with ASC 718, the performance options are earned if the stock price hits $9.50 for any 15 days during the performance period, are valued based on a Monte Carlo simulation.

(9)

The estimated future payouts under non-equity incentive plan awards for Ms. Gates was prorated for her time and compensation in her role prior to and after her market increase effective August 1, 2016.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of December 31, 2016:

	Option Awards					Stock awards
Named Executive Officer	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: No. of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(12)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(11)
Frederick A. Henderson	646,464			17.39	7/21/2021	42,509	(6)	482,052	376,840	4,273,366
	393,386			14.28	2/15/2022
	231,250			16.55	2/20/2023
	134,481	67,243	(1)	22.30	2/26/2024
	90,724	181,453	(2)	16.90	2/18/2025
		90,925	(3)	6.03	3/16/2026
		90,925	(4)	6.03	3/16/2026
Fay West	31,515			17.39	7/21/2021	14,087	(7)	159,747	96,269	1,091,690
	8,034			16.55	2/20/2023
	5,379	2,690	(1)	22.30	2/26/2024
	10,917	21,837	(2)	16.90	2/18/2025
	13,227	26,455	(5)	8.37	10/1/2025
		24,211	(3)	3.80	2/17/2026
		24,210	(4)	3.80	2/17/2026
Phillip M. Hardesty	40,000			13.75	9/12/2021	24,952	(8)	282,956	53,550	607,257
	13,344			16.55	2/20/2023
	8,245	4,123	(1)	22.30	2/26/2024
	6,649	13,301	(2)	16.90	2/18/2025
		13,333	(3)	3.80	2/17/2026
		13,333	(4)	3.80	2/17/2026
Katherine T. Gates	2,400			16.55	2/20/2023	3,787	(9)	42,945	35,789	405,847
	1,323	663	(1)	22.30	2/26/2024
	2,629	5,261	(2)	16.90	2/18/2025
		9,942	(3)	3.80	2/17/2026
		9,941	(4)	3.80	2/17/2026
Gary P. Yeaw	40,404			17.39	7/21/2021	9,390	(10)	106,483	39,473	447,624
	11,375			16.55	2/20/2023
	6,468	3,235	(1)	22.30	2/26/2024
	6,234	12,469	(2)	16.90	2/18/2025
		10,965	(3)	3.80	2/17/2026
		10,964	(4)	3.80	2/17/2026

(1)

One-third of these options vest on each of the first, second and third anniversaries of the February 26, 2014 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(2)

One-third of these options vest on each of the first, second and third anniversaries of the February 18, 2015 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(3)

One-third of these options vest on each of the first, second and third anniversaries of the February 17, 2016 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(4)

For the 2016 performance option grants to be exercisable, the share price had to achieve at least $9.50 for fifteen trading days during the three-year service vesting period. Under the service vesting requirement, one-third of these options vest on each of the first, second and third anniversaries of the February 17, 2016 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(5)

One-third of these options vest on each of the first, second and third anniversaries of the October 1, 2015 grant date. Vesting is continued upon retirement after the year of grant and accelerated upon death, disability or a qualifying termination following a change in control of SunCoke Energy.

(6)

13,663 of these restricted share units were granted on February 26, 2014, which will vest on the third anniversary of the grant date. 28,846 restricted share units were granted on February 18, 2015, of which 14,423 will vest on the second anniversary of the grant date and 14,423 will vest on the third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(7)

2,040 of these restricted share units were granted on February 26, 2014 and will vest on the third anniversary of the grant date. 6,074 of these restricted share units were granted on February 18, 2015, of which 3,037 will vest on the second anniversary of the grant date and 3,037 will vest on the third anniversary of the grant date. 5,973 restricted share units were granted on October 1, 2015, of which 2,987 will vest on the second anniversary of the grant date and 2,986 will vest on the third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(8)

1,340 of these restricted share units were granted on February 26, 2014 and will vest on the third anniversary of the grant date. 3,700 of these restricted share units were granted on February 18, 2015, of which 1,850 will vest on the second anniversary of the grant date and 1,850 will vest on the third anniversary of the grant date. 19,912 restricted share units were granted on October 1, 2015, of which 9,956 will vest on the second anniversary of the grant date and which 9,956 will vest on the third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(9)

861 of these restricted share units were granted on February 26, 2014, which will vest on the third anniversary of the grant date. 2,926 restricted share units were granted on February 18, 2015, of which 1,463 will vest on the second anniversary of the grant date and 1,463 will vest on the third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(10)

2,453 of these restricted share units were granted on February 26, 2014, which will vest on the third anniversary of the grant date. 6,937 restricted share units were granted on February 18, 2015, of which 3,469 will vest on the second anniversary of the grant date and 3,468 will vest on the third anniversary of the grant date. Vesting is accelerated upon death, disability or a qualifying termination following a change in control.

(11)	The market value of these shares is based on the closing price of SunCoke Energy on December 31, 2016 or $11.34.

(12)

These shares reflect the target number of performance share units granted on February 18, 2015 to each NEO for the 2015-2017 performance period and the target number of performance share units granted on February 17, 2016 to each NEO for the 2016-2018 performance period.

2016 Option Exercises and Stock Vested Table

The following table sets forth the exercises of options and vested awards for the fiscal year ended December 31, 2016:

	Option Awards		Stock Awards
Named Executive Officer	No. of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frederick A. Henderson	0	0	76,296	350,305
Fay West	0	0	10,330	52,510
Phillip M. Hardesty	0	0	15,385	104,700
Katherine T. Gates	0	0	3,485	13,512
Gary P. Yeaw	0	0	9,130	35,476

(1)

The amount in this column represents the difference between the closing price of our common stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

(2)

The amounts in this column represent the value realized by multiplying the closing price of our common stock on the date of vesting by the number of shares vested. Included for Mr. Henderson and Mr. Hardesty are the vested PSUs from the 2014 PSU award, which vested at 18.2%, as approved by the Compensation Committee on February 15, 2017.

2016 Nonqualified Deferred Compensation Table

The following table sets forth information regarding the contributions, earnings and account balances under our Savings Restoration Plan, or SRP, for 2016:

Named Executive Officer	Executive Contributions in 2016 ($)	Registrant Contributions in 2016 ($) (1)	Aggregate Earnings In 2016 ($) (2)	Aggregate Withdrawals/ Distributions In 2016 ($)	Aggregate Balance as of December 31, 2016 ($) (3)
Frederick A. Henderson	52,939	0	104,031	0	1,161,050
Fay West	6,873	0	14,651	0	239,812
Phillip M. Hardesty	0	0	31,285	0	163,214
Katherine T. Gates	0	0	4,062	0	53,817
Gary P. Yeaw	24,313	0	12,138	0	202,647

(1)

These amounts represent contributions made under our SRP, which include matching contributions equal to 100% of the first 5% and an annual contribution equal to 3% of compensation deferred by the participant under the SRP. These amounts are reported in the Summary Compensation Table under “All Other Compensation”. Employer contributions to the SRP were suspended for 2016.

(2)	The earnings in this column are not included in the Summary Compensation Table.

(3)

The aggregate balances reported in this column for each NEO include amounts reported previously in prior years’ Summary Compensation Tables: Mr. Henderson: $999,205; Ms. West: $214,219; Mr. Hardesty: $129,299; Ms. Gates: $47,855; and Mr. Yeaw: $163,311.

Savings Restoration Plan

On December 6, 2011, the Compensation Committee adopted the SRP, effective as of January 1, 2012, The SRP is an unfunded, nonqualified deferred compensation plan that is made available to participants in our 401(k) Plan whose compensation is expected to exceed the IRS limit on compensation that can be considered under that Plan ($265,000 for 2016). Under the SRP, employees can make an advance election to defer on a pre-tax basis up to 50% of the portion of their salary and bonus that exceeds the applicable IRS compensation limit. Such amounts will be credited to a bookkeeping account established for each participant as of the date the amounts would otherwise have been paid to the participant. Employer contributions will be credited to the accounts of each employee who elects to defer compensation, and they consist of (1) a matching contribution equal to 100% of the first 5% of compensation deferred by the participant under the SRP and (2) an additional contribution equal to 3% of the compensation deferred by the participant under the SRP. The SRP was amended to provide that, effective January 1, 2016, employer contributions to the SRP were suspended. Employer contributions were reinstated beginning January 1, 2017.

Participants are always fully vested in their own deferrals as well as the 3% employer contribution, and they will vest in the employer matching contributions and discretionary contributions in accordance with the vesting schedule in the 401(k) Plan, which provides for 100% vesting after three years of service. Participants can direct the investment of their bookkeeping accounts among the same investment alternatives available under the 401(k) Plan. Unless the participant elects otherwise, distributions are made in a lump sum on the first day of the seventh month following termination of employment (or immediately to the participant’s beneficiary in the event of the participant’s earlier death). The participant can elect, prior to his or her first year of participation, to receive a distribution in installments over two to ten years instead of a lump sum if he or she terminates due to retirement, which is defined as termination after attaining age 55 with 10 years of service, or age 60 with 5 years of service. In addition, a participant can elect, concurrently with the annual deferral election, to receive an in-service lump sum distribution of the amount he or she elects to defer for such year, with such payment date not earlier than three years from the end of the year in which the election is made. A participant can change the time or method of distribution in limited circumstances. Upon a change in control, the SRP will automatically terminate, and all account balances distributed to participants.

Potential Payments upon Termination or Change in Control

We provide benefits to our NEOs upon termination of employment under certain circumstances. These benefits are in addition to the benefits to which the NEOs would be entitled upon a termination of employment generally (which include vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or COBRA). The incremental benefits payable to the NEOs are described as follows:

Executive Involuntary Severance Plan

The Executive Involuntary Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause (as defined in the Plan), death or disability. Severance is paid in monthly installments over a 13- to 26-month period, and ranges from one to two times the sum of the executive’s annual base salary and target annual incentive, depending on the executive’s position. In addition, executives are eligible for the cash annual incentive, prorated based on full months worked and paid out based on Company performance. Executives are also entitled to the continuation of medical plan benefits at active employee rates for the period during which the participant receives severance payments (which run concurrently with COBRA); continuation of life insurance coverage equal to one time’s the executive’s base salary; and outplacement services. Severance is subject to the execution of a release of claims against SunCoke Energy at the time of termination of the executive’s employment. The multiples of base salary and annual incentive for the NEOs are as follows: Mr. Henderson: 2x; Ms. West: 1.5x; Mr. Hardesty: 1.5x; Ms. Gates: 1.5x; and Mr. Yeaw: 1.5x.

Special Executive Severance Plan

The Special Executive Severance Plan provides severance to designated executives whose employment is terminated by SunCoke Energy other than for cause, death or disability, or who resign for good reason (as such terms are defined in the Plan) within two years following a change in control of SunCoke Energy. Severance is generally payable in a lump sum, equal to two to three times the sum of the executive’s annual base salary and the greater of (i) 100% of the executive’s target annual incentive in effect immediately before the change in control or, if higher, employment termination date, or (ii) the average annual incentive awarded to the executive with respect to the three years ending before the change in control or, if higher, ending before the employment termination date, with the multiple depending on the executive’s position. In addition, executives are eligible for the cash annual incentive, prorated based on full months worked and paid out based on Company performance. Executives are also entitled to the continuation of medical and dental plan benefits at active employee rates for either two or three years (with COBRA eligibility beginning at the end of the applicable continuation period), continuation of life insurance coverage equal to one time’s the executive’s base salary and outplacement services. In addition, if an executive is terminated without cause within two years of the change in control all equity awards will vest and stock options continue to be exercisable for one year following such termination, which is consistent with the LTPEP. If the benefits received by an executive upon a change in control would trigger an excise tax under Section 280G of the Internal Revenue Code, the benefits under the plan will either (i) be paid to the executive, in which case he or she will be responsible for the tax or, (ii) if it would result in a greater after-tax benefit to the executive, be reduced so that no excise tax is triggered. The multiples of base salary and annual incentive for the eligible NEOs are as follows: Mr. Henderson: 3x; Ms. West: 2x; Mr. Hardesty: 2x; Ms. Gates: 2x; and Mr. Yeaw: 2x.

Long-Term Performance Enhancement Plan

Under the LTPEP, if within 24 months following a change in control a participant’s employment is terminated by SunCoke Energy other than for cause, death or disability or by the participant for good reason (as such terms are defined in the LTPEP), all equity awards will vest under the terms of the award agreements, and stock options continue to be exercisable for one year following such termination. In addition, stock options continue to vest if retirement occurs on or after December 31 of the calendar year in which the stock option was granted, and fully vest upon death or disability. In the case of retirement, death or disability, vested options remain exercisable for the remaining term of the grant. RSUs fully vest upon death or disability. In the case of retirement, beginning with grants made in 2015, RSU grants made in the year of retirement continue to vest based on a quarterly proration schedule from the date of grant (Q1: 0%, Q2: 25%, Q3: 50%, Q4: 75%). If retirement occurs in the year following the RSU grant, all unvested shares continue to vest. PSUs vest at target upon death or disability and, in the case of retirement, are prorated monthly based on time worked and are paid out based on Company performance. For any awards granted prior to 2015, retirement means age 55 plus 10 years of service or age 60 plus five years of service. For awards granted in 2015 and forward, retirement means age 55 plus age and years of service to equal 65.

Potential Payments upon Termination or Change in Control Table

The table set forth below quantifies the additional benefits that would be paid to each current NEO pursuant to the arrangements described above, assuming a termination of employment and/or change in control occurred on December 31, 2016:

Named Executive Officer	Death/Disability ($)	Termination Prior to a Change in Control ($)	Termination in Connection With a Change in Control ($)
Frederick A. Henderson:
• Cash Severance (1)	--	$4,250,000	$6,375,000
• Annual Incentive (2)	$1,461,150	$1,461,150	$1,461,150
• Health & Welfare Continuation (3)	--	$31,655	$49,740
• Stock Option Acceleration Value (4)	$965,624	--	$965,624
• Restricted Share Unit Acceleration Value (4)	$482,052	--	$482,052
• Performance Share Unit Acceleration Value (4)	$4,924,112	--	$6,447,453
• Outplacement (6)	--	$8,900	$8,900
TOTAL	$7,832,938	$5,751,705	$15,789,919
Fay West:
• Cash Severance (1)	--	$1,518,000	$2,024,000
• Annual Incentive (2)	$632,592	$632,592	$632,592
• Health & Welfare Continuation (3)	--	$911	$1,214
• Stock Option Acceleration Value (4)	$443,666	--	$443,666
• Restricted Share Unit Acceleration Value (4)	$159,747	--	$159,747
• Performance Share Unit Acceleration Value (4)	$1,091,690	--	$1,091,690
• Outplacement (6)	--	$8,900	$8,900
TOTAL	$2,327,695	$2,160,403	$4,361,809
Phillip M. Hardesty:
• Cash Severance (1)	--	$1,168,500	$1,558,000
• Annual Incentive (2)	$457,254	$457,254	$457,254
• Health & Welfare Continuation (3)	--	$23,009	$32,183
• Stock Option Acceleration Value (4)	$201,062	--	$201,062
• Restricted Share Unit Acceleration Value (4)	$282,956	--	$282,956
• Performance Share Unit Acceleration Value (4)	$646,346	--	$646,346
• Outplacement (6)	--	$8,900	$8,900
TOTAL	$1,587,618	$1,657,663	$3,186,701
Katherine T. Gates
• Cash Severance (1)	--	$1,054,500	$1,406,000
• Annual Incentive (2)	$324,700	$324,700	$324,700
• Health & Welfare Continuation (3)	--	$8,122	$11,327
• Stock Option Acceleration Value (4)	$149,918	--	$149,918
• Restricted Share Unit Acceleration Value (4)	$42,945	--	$42,945
• Performance Share Unit Acceleration Value (4)	$405,847	--	$405,847
• Outplacement (6)	--	$8,900	$8,900
TOTAL	$923,410	$1,396,222	$2,349,637

Named Executive Officer	Death/Disability ($)	Termination Prior to a Change in Control ($)	Termination in Connection With a Change in Control ($)
Gary P. Yeaw
• Cash Severance (1)	--	$984,375	$1,312,500
• Annual Incentive (2)	$322,312	$322,312	$322,312
• Health & Welfare Continuation (3)	--	$14,524	$20,297
• Stock Option Acceleration Value (4)	$165,345	$165,345(5)	$165,345
• Restricted Share Unit Acceleration Value (4)	$106,483	$78,666(5)	$106,483
• Performance Share Unit Acceleration Value (4)	$447,624	$149,208(5)	$447,624
• Outplacement (6)	--	$8,900	$8,900
TOTAL	$1,041,764	$1,723,330	$2,383,461

(1)

These amounts represent the salary continuation made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control and the Special Executive Severance Plan on or after a change in control.

(2)

These amounts represent the current year annual incentive made in accordance with the Executive Involuntary Severance Plan for termination prior to a change in control, the Special Executive Severance Plan on or after a change in control and the SunCoke Annual Incentive Plan for termination for death or disability.

(3)

These amounts reflect the continuation of medical benefits and life insurance coverage under the Executive Involuntary Severance Plan and the continuation of medical and dental benefits and life insurance coverage under the Special Executive Severance Plan.

(4)

The market value of stock options, RSUs and PSUs that would vest under the Long-Term Performance Enhancement Plan is calculated based on the closing price of our common stock on December 31, 2016 of $11.34.

(5)

Any NEO who is retirement eligible as of 12/31/2016 is entitled to continued vesting of stock options, continued vesting of all or a portion of RSUs and a pro rata portion of PSUs as defined under retirement provisions of the LTPEP award agreements.

(6)	These amounts represent the outplacement benefit our executives are eligible to receive under each termination Plan.

PROPOSAL 2 -- ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, or Exchange Act, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure.

Our strategy with respect to compensation of our NEOs focuses upon tying compensation to stockholder value over the long-term. Our compensation structure has a strong performance orientation with a significant portion of pay at risk based on short and longer-term performance. The level of pay at risk increases progressively at positions of greater responsibility. Our compensation levels use the median of the market as a reference point, with flexibility for individual experience and performance. The market is defined by reference to general industry, as well as a specific peer group. Leadership compensation is aligned with stockholders’ interests; leadership will be rewarded when the interests of stockholders are advanced, and realize compensation reductions when the share price declines. The compensation structure supports our need to attract and retain top level talent, individuals with critical skills and top performers. We provide competitive benefits in a manner that emphasizes flexibility and the avoidance of legacy liabilities (for example, no defined benefit plan or retiree medical plan).

We are asking our stockholders to indicate their support for our NEO compensation structure as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

We believe shareholders should support our compensation structure and actions for the following reasons:

1.

Our compensation structure is aligned with shareholder interests. Relative to our peer group and based on industry surveys, our mix of performance-based equity vehicles is more aggressive than most companies. The percentage of performance-based equity awards such as PSUs and performance-based stock options is higher than most other companies. Our metrics and targets are aggressive, evidenced by the fact that we have historically been challenged to achieve them. For example, since our IPO, the average payouts under our Annual Incentive Plan have averaged 84% of target. We do not have practices or provisions in our plans that would be considered excessive or inappropriate.

2.

In reaction to the downturn in the steel and coal markets, and the corresponding fall in our share price in late 2015 and early 2016, we took decisive action to control costs, including compensation costs. We also restructured our equity programs to reduce share usage during a period when our share price had significantly declined.

3.

Our executives’ realizable and realized pay has historically reflected total shareholder return, meaning that our executives have been appropriately rewarded or penalized for financial and share price performance.

The say-on-pay vote to approve our executive compensation is advisory, and therefore not binding on SunCoke Energy, the Compensation Committee or the Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The current frequency of our stockholder advisory vote on executive compensation is annually, and the next such vote will be held at our 2017 Annual Meeting of Stockholders.

Recommendation

The Board of Directors recommends you vote “FOR” the advisory approval of our executive compensation.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND

PERSONS OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

Beneficial Stock Ownership of Persons Owning More Than Five Percent of Common Stock

The following table shows the amount of our common stock beneficially owned by stockholders who we know to be the beneficial owners of more than 5% of the outstanding shares of SunCoke Energy common stock. The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

Name	Shares of Common Stock	Percent of Common Stock Outstanding

BlackRock, Inc. (1)	7,712,297	12.00%
Dimensional Fund Advisors LP (2)	5,012,159	7.81%
Mangrove Partners Master Fund, Ltd. (3)	7,435,134	11.56%
The Vanguard Group (4)	3,854,382	6.00%

(1)

Number is as of December 31, 2016 and is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on January 17, 2017. BlackRock, Inc. has sole voting power with respect to 7,538,964 shares, and sole dispositive power with respect to 7,712,297 shares. The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

Number is as of December 31, 2016 and is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 9, 2017. Dimensional Fund Advisors LP has sole voting power with respect to 4,830,533 shares, and sole dispositive power with respect to 5,012,159 shares. The mailing address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(3)

Number is as of March 2, 2017 and is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 1, 2017 and Form 4 subsequently filed on March 3, 2017. Mangrove Partners Master Fund, Ltd. has shared voting and dispositive power with respect to 7,435,134 shares. The mailing address of Mangrove Partners Master Fund, Ltd. is c/o Maples Corporate Services, Ltd., P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Is. KY1-1104.

(4)

Number is as of December 31, 2016, and is based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 9, 2017. The Vanguard Group has: sole voting power with respect to 77,108 shares; shared voting power with respect to 9,399 shares; sole dispositive power with respect to 3,771,362 shares; and shared dispositive power with respect to 83,020 shares. The mailing address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Beneficial Stock Ownership of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned as of March 1, 2017 by each director of SunCoke Energy, by each of our current NEOs and by all current directors and executive officers of SunCoke Energy as a group. Each person has sole investment and voting power over the securities listed in the table.

Name	Shares of Common Stock		Right to Acquire Within 60 days After March 1, 2017(1)	Total	Percent of Common Stock Outstanding

Frederick A. Henderson	261,860		1,654,275	1,916,135	2.97%
John W. Rowe	5,000	(2)	—	5,000	*
Andrew D. Africk	12,365		—	12,365	*
Alvin Bledsoe	5,934	(2)	—	5,934	*
Robert J. Darnall	54,461	(2)	—	54,461	*
Peter B. Hamilton	51,865		—	51,865	*
Robert A. Peiser	12,365		—	12,365	*
James E. Sweetnam	31,715	(2)	—	31,715	*
Fay West	20,385		98,823	119,208	*
P. Michael Hardesty	58,977		77,901	136,878	*
Gary P. Yeaw	27,504		81,260	108,764	*
Katherine T. Gates	5,699		16,274	21,973	*
All directors and executive officers as a group (12 persons)	548,130		1,928,533	2,476,663	3.85%

*	Less than one percent of our outstanding common stock.

(1)

The amounts shown in this column reflect shares of SunCoke common stock which the persons listed have the right to acquire as a result of the exercise of stock options, and/or conversion of restricted share units, within 60 days after March 1, 2017 under certain plans, including the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan.

(2)

Certain directors have elected to defer their stock awards into common share units under the Directors’ Deferred Compensation Plan described on pages 18 and 19 of this proxy statement. Each common share unit is treated as if it were invested in shares of common stock, but these common share units do not have voting rights. Dividend equivalents are credited in the form of additional common share units. Such common share units will be settled in cash following termination of the director’s service on the Board of Directors, based upon the average closing price for a share of our common stock for the ten trading days on the NYSE immediately prior to the payment date. The following directors hold such common share units: Mr. Bledsoe: 49,017 units; Mr. Darnall: 11,268 units; Mr. Rowe: 47,155 units; and Mr. Sweetnam: 49,017 units.

Certain of our directors and executive officers own common units representing limited partnership interests of SunCoke Energy Partners, L.P., a master limited partnership in which SunCoke Energy has a 55.9% ownership interest. The number of such common units beneficially owned by individuals listed in the “Beneficial Stock Ownership of Directors and Executive Officers” Table as of March 1, 2017 is as follows (each person has sole investment and voting power over the securities listed):

Name	Number of SXCP Common Units	Right to Acquire Within 60 days After March 1, 2017	Total	Percent of SXCP Common Units Outstanding

Frederick A. Henderson	20,500	—	20,500	*
John W. Rowe	0	—	0	*
Andrew D. Africk	0	—	0	*
Alvin Bledsoe	1,000	—	1,000	*
Robert J. Darnall	10,000	—	10,000	*
Peter B. Hamilton	0	—	0	*
Robert A. Peiser	0	—	0	*
James E. Sweetnam	16,100	—	16,100	*
Fay West	0	—	0	*
P. Michael Hardesty	2,431	—	2,431	*
Gary P. Yeaw	2,500	—	2,500	*
Katherine T. Gates	0	—	0	*
All directors and executive officers as a group (12 persons)	52,531	—	52,531	*	%

*	Less than one percent of the total number of the issued and outstanding common units, representing limited partnership interests in SunCoke Energy Partners, L.P.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following is the report of the Audit Committee dated February 15, 2017 with respect to SunCoke Energy’s audited financial statements for the year ended December 31, 2016. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that SunCoke Energy specifically incorporates such information by reference in such filing:

The Audit Committee consists of three members: Messrs. Bledsoe, Darnall and Sweetnam. All of the members are independent directors under the NYSE and SEC audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on our corporate website at www.suncoke.com.

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm and reviewing the services performed by our independent registered public accounting firm and internal audit department. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of SunCoke Energy’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by our independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of our independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services. SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016 with SunCoke Energy’s management and KPMG LLP (“KPMG”). The Audit Committee also has discussed with KPMG the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from SunCoke Energy.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board that the financial statements referred to above be included in the Annual Report on Form 10-K for the year ended December 31, 2016.

Members of the Audit Committee:

Alvin Bledsoe (Chair)

Robert J. Darnall

James E. Sweetnam

Audit Fees

The following table sets forth the fees billed by our independent registered public accounting firm for the years ended December 31, 2016 and December 31, 2015. KPMG served as our principal independent registered public accountant for the fiscal years ended December 31, 2016 and December 31, 2015. Ernst & Young LLP, or EY, was our principal independent registered public accountant during the period from January 1, 2015 until May 8, 2015. The following table shows the fees billed for audit, audit-related services and all other services for each of the last two years:

Audit and Non-Audit Fees
	KPMG LLP 2016	Ernst & Young LLP 2015 (1)	KPMG LLP 2015	Ernst & Young LLP 2015 (1)
Audit Fees (2)	$1,506,300	$22,300	$1,606,075	$489,883

Audit-Related Fees (3)	—	—	292,000	—
Tax Fees (4)	34,620	—	—	47,423
All Other Fees	—	—	—	—

Total	$1,540,920	$22,300	$1,898,075	$537,306

(1)

Effective May 8, 2015, SunCoke formally terminated the services of EY as SunCoke’s independent registered public accounting firm. The dismissal of EY as the independent registered public accounting firm was approved by the SunCoke’s Audit Committee. EY’s report regarding SunCoke’s financial statements for the fiscal year ended December 31, 2014 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2014, and during the period from January 1, 2015 to the date of dismissal, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of EY would have caused it to make reference to the subject matter of such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Effective May 8, 2015, in connection with the dismissal of EY, and following the approval of the SunCoke’s Audit Committee, SunCoke appointed KPMG as SunCoke’s new independent registered public accounting firm to audit SunCoke’s financial statements for the fiscal year ended December 31, 2015. The amounts billed by EY in 2015 relating to the filing of SunCoke’s 2015 Annual Report on Form 10-K, reflect fees associated certain quarterly reviews, consents, comfort letters, accounting consultations and other non-recurring items in connection with updates to the financial statements included in SunCoke’s Annual Report on Form 10-K for the years ended December 31, 2014 and 2013. In 2016, EY billed a total of $22,300, reflecting fees associated with certain reviews and the consents required in connection with the filing of SunCoke’s 2016 Annual Report on Form 10-K, and a shelf registration statement (Reg. No. 333-212785) on Form S-3, declared effective November 15, 2016.

(2)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q, fees for reviews of our registration statements filed with the SEC and audit services provided in connection with other statutory and regulatory filings.

(3)

Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor, such as employee benefit plan audits, and agreed upon procedures required to comply with financial, accounting or regulatory reporting. Audit related fees for 2015 included due diligence services provided in relation to an acquisition.

(4)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance and international tax consulting and planning services.

Audit Committee Pre-Approval Policy

SunCoke Energy maintains an auditor independence policy that mandates that the Audit Committee pre-approve the audit and non-audit services and related budget in advance. The policy:

(1) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired;

(2) describes the audit, audit-related and tax services that may be provided and the non-audit services that are prohibited; and

(3) sets forth pre-approval requirements for all permitted services.

In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the policy requires that our Vice President and Controller report the amount of fees incurred for the various services provided by the auditor not less frequently than semi-annually. The Audit Committee has delegated authority to its Chair to pre-approve one or more individual audit or permitted non-audit services for which estimated fees do not exceed $100,000, as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any such pre-approvals must then be reported at the next scheduled meeting of the Audit Committee.

PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Introduction

The Audit Committee has appointed KPMG to serve as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2017. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider the appointment and may retain KPMG or another accounting firm without resubmitting the matter to stockholders.

Even if the stockholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of SunCoke Energy and our stockholders. Representatives from KPMG are expected to be present at the 2017 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of KPMG as SunCoke Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

OTHER INFORMATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding the number of shares of our common stock that may be issued under the LTPEP and the Retainer Stock Plan.

Plan category	No. of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted avg. exercise price of outstanding options, warrants and rights (b) (1)	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,135,526(2)	$15.65	2,006,665
Equity compensation plans not approved by security holders	—	—	—

Total	4,135,526	$15.65	2,006,665 (3)

(1)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which were granted at no cost to participants).

(2)

Includes conversions of Sunoco stock to SunCoke Energy stock upon completion of IPO on January 21, 2012 and 2011-2015 grants made under the LTPEP. Consists of 5,243,333 stock options, 1,286,698 restricted share units, and 806,047 performance share units and excludes cancellations, exercises and awards released.

(3)	Consists of 1,624,917 shares available for issuance under the LTPEP and 381,748 shares available for issuance under the Retainer Stock Plan

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based upon our review of filings made with the SEC and representations made by our directors and executive officers, we believe that our directors and executive officers timely filed all reports required under Section 16(a) during the fiscal year ended December 31, 2016.

Future Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2017 Annual Meeting, the proposal must be received by our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532, on or before November 22, 2017 and comply with the procedures and requirements set forth in Rule 14a-8(e)(2) under the Exchange Act.

In accordance with the advance notice requirements contained in our Amended and Restated Bylaws, for director nominations or other business to be brought before the 2017 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, written notice must be delivered no earlier than the close of business on January 4, 2018 and no later than the close of business on February 3, 2018 to our Corporate Secretary at SunCoke Energy, Inc., 1011 Warrenville Road, Suite 600, Lisle, Illinois 60532.

These stockholder notices must comply with the requirements of our Amended and Restated Bylaws and will not be effective otherwise.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by SunCoke Energy. In addition to solicitation by mail, our officers and other employees may solicit proxies personally, by telephone, by e-mail and by facsimile. We may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. We have retained Morrow Sodali LLC, 470 West Ave, Stamford, Connecticut 06902, to assist us in the solicitation of proxies for an estimated fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

By order of the Board of Directors,

John J. DiRocco, Jr.

Vice President, Assistant General Counsel and Corporate Secretary

Lisle, Illinois

March 22, 2017

SUNCOKE ENERGY, INC. 1011 WARRENVILLE ROAD SUITE 600 LISLE, IL 60532

VOTE BY INTERNET - www.proxyvote.com

Vote the shares online and request future electronic delivery of information up until 11:59 p.m. Eastern Time on May 3, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

Help us reduce the costs of printing and mailing proxy materials by consenting to receive all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up, please follow the instructions to vote using the Internet above and, when prompted, indicate that you agree to access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E16863-P85303	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNCOKE ENERGY, INC.
The Board of Directors recommends you vote FOR the following:
1.	To elect two directors to the 2017 Class of directors whose term expires in 2020.

	Nominees:	For	Against	Abstain
	1a. Peter B. Hamilton	☐	☐	☐

	1b. James E. Sweetnam	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain
2.	To hold a non-binding advisory vote on the compensation of the Company's named executive officers; and				☐	☐	☐
3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.				☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, or is unclear, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy should sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at

www.proxyvote.com.

E16864-P85303

SUNCOKE ENERGY, INC.
Annual Meeting of Stockholders
May 4, 2017, 9:00 a.m.
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Frederick A. Henderson and Fay West, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SUNCOKE ENERGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 4, 2017, at the Hotel Arista, 2139 CityGate Lane, Naperville, Illinois 60563, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, OR IS UNCLEAR, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

IF YOU DO NOT VOTE BY TELEPHONE, OR OVER THE INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side